EXHIBIT (a)(1)(A)

     Offer to Grant Certain Option Holders the Opportunity to Renounce the Right to the Benefit of All
Outstanding Unexercised Options having an Exercise Price per Share of 30 Euros or More Held by
Eligible Employees under the Business Objects S.A. 1999 Stock Option Plan and the Business Objects
S.A. 2001 Stock Option Plan for a Lesser Number of New Options

October 11, 2002

This document constitutes part of a prospectus relating to the 1999 Stock Option Plan and a prospectus relating to the 2001 Stock Option Plan covering securities that have been registered under the
Securities Act of 1933.

BUSINESS OBJECTS S.A.

Offer to Grant Certain Option Holders the Opportunity to Renounce the Right to the Benefit of All
Outstanding Unexercised Options having an Exercise Price per Share of 30 Euros or More Held by
Eligible Employees under the Business Objects S.A. 1999 Stock Option Plan and the Business Objects
S.A. 2001 Stock Option Plan for a Lesser Number of New Options

The offer and withdrawal rights expire at 11:59 p.m., New York City time, on November 12, 2002 unless the offer is extended.

     Business Objects S.A. (“Business Objects”, “we” or “us”) is offering eligible employees the opportunity to renounce the right to the benefit of all outstanding unexercised options to purchase shares with exercise prices equal to or greater than 30 euros per share under the Business Objects S.A. 1999 stock option plan (the “1999 option plan”) and under the Business Objects S.A. 2001 stock option plan (the “2001 option plan”) for new options we will grant under the 1999 option plan and 2001 option plan, respectively. An “eligible employee” refers to all employees of Business Objects or one of our affiliates (meaning entities in which Business Objects owns directly or indirectly 10% or more of the share capital or the voting rights of such entities) who are employees as of the date the offer commences and as of the date the options are cancelled, except employees who are resident in France, Sweden or Switzerland and excluded employees. An “excluded employee” means each officer who is also a member of the Company’s Board of Directors. Members of our Board of Directors are not eligible to participate in the offer. We are making the offer upon the terms and conditions described in this offer document, the related email to eligible employees, the election form and the notice of withdrawal (which together, as they may be amended from time to time, constitute the “offer”).

     If you participate in the offer, your new option will be for a FEWER number of shares than the old option that was cancelled. Subject to the terms of the offer, if we cancel the eligible options you submit to us you will receive a Promise to Grant New Options for a number of shares (rounded up to the nearest whole share) equal to the amount obtained by multiplying (X) the number of shares subject to the unexercised portion of the option that you renounced your right to the benefit of (as adjusted for stock splits, stock dividends and similar events) and (Y) the applicable percentage set forth below:

Exercise Price of Cancelled Options	Applicable Percentage

30 to 39.99 euros	50%
40 to 49.99 euros	33%
50 to 59.99 euros	25%
60 euros and above	20%
Options Granted Since April 10, 2002 with an exercise price of less than 30 euros	67%

     The offer is currently scheduled to expire at 11:59 p.m., New York City time, on November 12, 2002, or such date and time as we may extend the offer (the “Expiration Date”) and we expect to cancel all options that are properly submitted to us on November 13, 2002 or as soon as possible thereafter (the “Cancellation Date”). French law prohibits the granting of options for a period of time before or after we publicly disclose material information. Subject to this law and the terms and conditions of this offer, the board of directors

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intends to meet on May 15, 2003 to grant new options to each eligible employee who has properly renounced his or her right to the benefit of his or her eligible options. Were we to publicly disclose material information, the board of directors would be required to delay for the applicable period required under French law the granting of the new options.

     You may only renounce your right to the benefit of all or none of the unexercised shares subject to an individual option grant. If you renounce your right to the benefit of any option grant, you will be required to also renounce your right to the benefit of all option grants that you received during the six-month period prior to October 11, 2002 (the “Commencement Date”) regardless of its exercise price. This means that if you participate in the offer, you will be required to renounce the right to the benefit of all options granted to you since April 10, 2002. In addition, if you received several grants on the same grant date, you must renounce your right to the benefit of all or none of these grants.

     The offer is not conditioned on the renunciation of the right to the benefit of a minimum number of options. Participation in the offer is completely voluntary. The offer is subject to conditions described under “The Offer — Conditions of offer.”

     New options will be granted under the same plan under which the cancelled options were granted, unless prevented by law or applicable regulations, except that all options granted to employees of Business Objects (U.K.) Ltd. shall be granted under an “unapproved” plan even if the old options had been granted under the Business Objects 1999 U.K. Approved Plan and will be subject to such employees entering into a joint election whereby the employee agrees to accept the transfer of the whole of the National Insurance liability related to the new option. In order to receive a new option pursuant to the offer, you must continue to be an employee of Business Objects or one of our affiliates as of the date the new options are granted, which will be no earlier than six months and one day after the Cancellation Date. Once your option is cancelled it is gone forever. Accordingly, if your employment terminates for any reason prior to the grant of the new option, you will not have the benefit of the cancelled option or the new option.

     Generally, the exercise price per share of the new options will be at least the higher of:

•	100% of the closing price of our shares as reported on the Premier Marché of Euronext Paris S.A. on the last trading day before the date of grant, or

•	80% of the average of the closing prices of our shares on that market over the twenty trading days before the grant date.

     As described elsewhere in this offer document, the exercise price per share may be higher depending on the country in which you reside.

     The new option shall retain the vesting schedule of the old option it replaces, except that each monthly vesting event for all unvested options shall occur on the monthly anniversary date following the grant date of the new option. In addition, if you currently have vested in a portion of your option grant and you elect to cancel such grant, you will receive, under the new option vesting schedule, credit for that previous vesting plus the approximate six-month and one day period between the Cancellation Date and the date the new options are granted. Because the total number of shares subject to your new option will be for a lesser number of shares than the old option that was cancelled, the number of shares fully vested as of the grant date of the new option and the number of shares that become exercisable each month thereafter will be a proportionately lesser amount than the number of shares that were fully vested and the number of shares that vested each month under your old option.

     Although our board of directors has approved the offer, neither we nor our board of directors makes any recommendation as to whether you should renounce your right to the benefit of your eligible options. You must evaluate the risks associated with the offer and make your own decision whether or not to renounce your right to the benefit of your eligible options. See “Certain Risks of Participating in the Offer” beginning on page 10 of this offer document.

     The shares underlying your options are currently traded in the United States in the form of American depositary shares evidenced by American depositary receipts. Each American depositary share represents one share. Our American depositary shares are traded on the Nasdaq National Market under the symbol “BOBJ.” On October 10, 2002, the last reported sale price during regular trading hours for our American depositary shares on the Nasdaq National Market was $11.81 per share.

     The shares underlying your options are also traded in France on the Premier Marché of Euronext Paris S.A. under the Euroclear symbol “12074.” On October 10, 2002, 2002, the last reported sale price during regular trading hours for our shares on the Premier Marché of Euronext Paris S.A. was €11.35 per share.

     We recommend that you evaluate current market quotes for our American depositary shares and shares, among other factors, before deciding whether or not to renounce your right to the benefit of your eligible options.

     Neither the United States Securities and Exchange Commission (the SEC) nor any state securities commission has approved or disapproved this offer document nor passed upon the accuracy or adequacy of the information contained in the offer document. Any representation to the contrary is a criminal offense.

     You should direct questions about the offer or requests for assistance or for additional copies of the offer document, the related email to eligible employees, the election form or the notice of withdrawal to Emily Cayas, Stock Option Administrator, Business Objects Americas, 3030 Orchard Parkway, San Jose, California 95134 (telephone: (1) (408) 953-6000).

IMPORTANT

     For the purposes of French law, employee stock options are not considered securities. As a result, such options cannot, among other things, be “tendered” or “exchanged.” For French law purposes, therefore, Business Objects is offering all eligible employees the opportunity to renounce their right to the benefit of stock options granted under the 1999 option plan and 2001 option plan with exercise prices of 30 euros per share or more. For the purposes of U.S. Securities laws and regulations, this renunciation would generally be considered a “tender” of the stock options. If Business Objects accepts the renunciation of the rights to the benefits of the stock options by an eligible employee, such stock options will be cancelled. When an option is cancelled, the renunciation is final and the relevant options can no longer be exercised. Subject to such cancellation and the terms and conditions of this offer, Business Objects makes an irrevocable commitment to grant new options at a future date. To evidence this commitment, promptly after we have cancelled the options properly submitted to us, we will send to you a Promise to Grant New Options indicating the number of shares to be covered by the new option grant and the expected grant date. For the purposes of U.S. Securities laws and regulations, this irrevocable commitment by Business Objects would generally be considered an “exchange” of the stock options.

     Although the offer is not being made to France-based employees and such employees are excluded from this offer, France-based employees will be entitled to renounce the right to the benefit of certain options on terms set forth in a separate offering document delivered to them.

     If you wish to renounce your right to the benefit of your options, you must complete and sign the election form in accordance with its instructions, and mail or otherwise deliver it and any other required documents to us at Business Objects Americas, 3030 Orchard Parkway, San Jose, California 95134, Attn: Emily Cayas, Stock Option Administrator (facsimile #: (1) (408) 894-6522 or (1) (408) 894-6537).

     We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will any renunciation of the right to the benefit of eligible options be accepted from or on behalf of, the option holders residing in such jurisdiction.

     We have not authorized any person to make any recommendation on our behalf as to whether you should renounce or not renounce your right to the benefit of the eligible options through the offer. You should rely only on the information in this offer document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with the offer other than the information and representations contained in this offer document and in the related email to eligible employees, the election form and the notice of withdrawal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

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SUMMARY TERM SHEET

     The following are answers to some of the questions that you may have about the offer. We urge you to read carefully the remainder of this offer document, the accompanying email to eligible employees, the election form and the notice of withdrawal because the information in this summary is not complete, and additional important information is contained in the remainder of this offer document, the email to eligible employees, the election form and the notice of withdrawal. We have included page references to the remainder of this offer document where you can find a more complete description of the topics in this summary.

Q: Will you commit to grant new options provided I renounce my right to the benefit of my options?

A: Yes. Our commitment to grant the new options is irrevocable. To evidence this commitment, promptly after we have cancelled the options properly submitted to us, we will send to you a Promise to Grant New Options indicating the number of shares to be covered by the new option grant and the expected grant date. However, there are circumstances where you might not receive your new options. (Page 21)

Q: What are the circumstances where I would not be granted new options?

A: Even if your options have been cancelled, we will not grant new options to you if we are prohibited by applicable law or regulations from doing so. Such a prohibition could result from changes in French laws, foreign laws, U.S. Securities and Exchange Commission regulations or staff positions or listing requirements of the U.S. National Association of Securities Dealers. We will use reasonable efforts to avoid the prohibition, but if it is applicable, you will not be granted a new option. We do not anticipate any such prohibitions and are referring to the possibility in an abundance of caution. (Page 34)

Also, if you are no longer an employee of Business Objects S.A. or one of our affiliates on the date we grant the new options, you will not receive any new options or other consideration in return for the options that you have renounced and that have been cancelled. (Page 21)

Q: Who qualifies as an eligible employee?

A: An “eligible employee” refers to all employees of Business Objects S.A. or one of our affiliates (meaning entities in which Business Objects S.A. owns directly or indirectly 10% or more of the voting rights) who are employees as of October 11, 2002 (the “Commencement Date”) and November 13, 2002 (which is the date we currently expect to cancel the options submitted to us (the “Cancellation Date”)), except employees who are resident in France, Sweden or Switzerland and excluded employees. An “excluded employee” means each officer who is also a member of the Board of Directors of Business Objects S.A. (Page 21)

Q: What options are eligible to participate in the offer?

A: If you are an eligible employee, you may renounce your right to the benefit of all outstanding unexercised options to purchase Business Objects’ ordinary shares granted under the 1999 option plan and the 2001 option plan with an exercise price of 30 euros or more. (Page 21)

Q: Why are we making the offer?

A: We believe that granting stock options motivates high levels of performance and provides an effective means of recognizing employee contributions to our success of the company. The offer provides an opportunity for us to offer employees a valuable incentive to stay with our company. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our ordinary shares and American depositary shares. By offering eligible employees the opportunity to have their eligible options cancelled for new options that will have an exercise price based on the trading price of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value and therefore create better performance incentives for employees. (Page 18)

Q: What are the conditions to the offer?

A: The offer is not conditioned on the renunciation of the right to the benefit of a minimum number of options. The conditions to the offer are described under “The Offer — Conditions of the offer.” (Page 27)

Q: Are there any eligibility requirements that I must satisfy after the Expiration Date of the offer to receive the new options?

A: Yes. To receive a grant of new options through the offer and under the terms of the 1999 option plan and the 2001 option plan, you must be employed by Business Objects S.A. or one of our affiliates as of the date the new options are granted.

     As discussed below, subject to the terms of this offer, we will not grant the new options until on or about the first business day which is at least six months and one day after the Cancellation Date. We expect to grant the new option on or after May 15, 2003. If, for any reason, you do not remain an employee of Business Objects or one of our affiliates through the date we grant the new options, you will not receive any new options or other consideration in return for the options that you have renounced and that have been cancelled. (Page 21)

Q: How many shares will be subject to the new options?

A: Subject to the terms of the offer, if we cancel the eligible options you submit to us, you will receive a Promise to Grant New Options for a number of shares (rounded up to the nearest whole share) equal to the amount obtained by multiplying (X) the number of shares subject to the unexercised portion of the option that you renounced your right to the benefit of (as adjusted for stock splits, stock dividends and similar events) and (Y) the applicable percentage set forth below:

Exercise Price of Cancelled Options	Applicable Percentage

30 to 39.99 euros	50%
40 to 49.99 euros	33%
50 to 59.99 euros	25%
60 euros and above	20%
Options Granted Since April 10, 2002 with an exercise price of less than 30 euros	67%

     New options will be granted under the same plan under which the cancelled options were granted, unless prevented by law or applicable regulations, except that all options granted to employees of Business Objects (U.K.) Ltd. shall be granted under an “unapproved” plan even if the old options had been granted under the Business Objects 1999 U.K. Approved Plan. All new options will be subject to a new option agreement between you and us, which will be in substantially the same form as the option agreement or agreements, for your existing eligible options except for the grant date, exercise price and term of the new option, all as explained more fully below. The tax treatment applicable to your new options may, however, differ substantially. In addition, employees of Business Objects (U.K.) Ltd. are required to enter into a joint election whereby you agree to accept the transfer of the whole of the National Insurance liability related to the new options. You must execute the joint election if applicable to you, before receiving the new options. (Page 22)

Q: When will I receive my new options?

A: We will grant the new options no earlier than the first business day which is at least six months and one day after the Cancellation Date. Our board of directors will select the actual grant date for the new options. If we cancel options on November 13, 2002, which is the scheduled date for the cancellation of the options, the new options will not be granted until sometime on or after May 15, 2003. Please note that in addition, French law prohibits the granting of options for a period of time before or after we publicly disclose material information. Subject to this law, the board of directors intends to meet on May 15, 2003 to grant new options to each eligible employee who has properly renounced his or her right to the benefit of his or her eligible options. Were we to publicly disclose material information, the board of directors would be required to delay for the applicable period the granting of the new options. (Pages 10 and 26)

Q: Why wait at least 6 months and 1 day to grant the new options?

A: If we were to grant the new options on any date which is earlier than six months and one day after the Cancellation Date, we would be required for U.S. GAAP financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of decreases and increases in the company’s share price as compensation expense for the new options issued under this offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe we will not have to treat the new options as variable awards. (Page 26)

Q: If I renounce my right to the benefit of options pursuant to the offer, will I be eligible to receive other option grants before I receive my new options?

A: No. If we accept your renunciation and cancel your options, we will defer until the grant date for your new options the grant of other options for which you may otherwise be eligible. (Page 33)

Q: Will I be required to give up all my rights to the cancelled options?

A: Yes. Once we have accepted your renunciation, your options will be cancelled and you will no longer have any rights under those options. We currently expect to give effect to the renunciations on November 13, 2002 (the first business day following the Expiration Date). (Page 21)

Q: What will the exercise price of the new options be?

A: For eligible employees other than Italy-based employees, the exercise price per share of the new options will be at least the higher of:

•	100% of the closing price of our shares as reported on the Premier Marché of Euronext Paris S.A. on the last trading day before the date of grant, or

•	80% of the average of the closing prices of our shares on that market over the twenty trading days before the grant date.

     For eligible employees who are Italy-based employees, the exercise price per share of the new options will be at least the higher of:

•	100% of the average of the closing prices of our shares as reported on the Premier Marché of Euronext Paris S.A. over the thirty days before the grant date,

•	80% of the average of the closing prices of our shares on that market over the twenty trading days before the grant date, or

•	100% of the closing price on that market on the last trading day prior to the grant date.

     Accordingly, we cannot predict the exercise price of the new options. Because we will not grant new options until on or about the first business day that is at least six months and one day after the Cancellation Date, the new options may have a higher exercise price than some or all of your existing options. We recommend that you evaluate current market quotes for our American depositary shares on the Nasdaq National Market and our ordinary shares on the Premier Marché Euronext of Paris S.A., among other factors, before deciding whether or not to renounce your right to the benefit of your eligible options. (Page 31)

Q: When will the new options vest?

A: Generally, the new option shall retain the vesting schedule of the old option it replaces, except that each monthly vesting event for all unvested options shall occur on the monthly anniversary date following the grant date of the new option. In addition, if you currently have vested in a portion of your option grant and you elect to cancel your grant, you will receive, under the new option vesting schedule, credit for that previous vesting plus the approximate six-month and one day period between the Cancellation Date and the date the new options are granted. Because the total number of shares subject to your new option will be for a lesser number of shares than the old option that was cancelled, the number of shares fully vested as of the grant date of the new option and the number of shares that become exercisable each month thereafter will be a proportionately lesser amount than the number of shares that were fully vested and the number of shares that vested each month under your old option. (Page 31)

Q: What if we enter into a merger or other similar transaction?

A: It is possible that, prior to the grant of new options, we might effect or enter into an agreement such as a merger or other similar transaction whereby Business Objects is acquired by another company. The Promise to Grant New Stock Option(s) which we will give you is a binding commitment, and any successor to our company will honor that commitment. In such a situation, however, you may receive options to purchase shares of our successor, the exercise price of which will be based on the fair market value of such company’s stock on the date of grant.

     You should be aware that these types of transactions could have substantial effects on our share price, including, potentially, substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, option holders who have renounced their right to the benefit of their options might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the shares in the transaction, which may include a premium on the value of our shares, and therefore yielding limited or no financial benefit to a recipient of the new options for that transaction. If you do not participate in this offer, your eligible options will be treated in accordance with the terms of the plan under which they are granted, and if your options are assumed by our successor in the acquisition, those options would be priced in accordance with the terms of the transaction. This could potentially result in a greater financial benefit for you than if you elect to participate in this offer, if the terms of the acquisition transaction result in a more favorable exercise price for the assumed options that were not cancelled pursuant to this offer.

     If we are acquired by another company, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees prior to the grant of new options under this offer. Termination for this, or any other reason before the new option is granted means that you will not receive the new option, nor will you receive any other consideration for the options that were cancelled. (Page 28)

Q: If I choose to renounce the right to the benefit of an eligible option, do I have to renounce all the shares in that option?

A: Yes. We are not accepting partial renunciations. Accordingly, you may renounce the right to the benefit of any one or more of your option grants, but you may only renounce your right to the benefit of all of the unexercised shares subject to that option or none of those shares. Also, if you decide to renounce your right to the benefit of one or more options, then you must renounce your right to the benefit of all of the options that were granted to you during the six month period prior to the Commencement Date. This means that if you participate in the offer, you will be required to renounce your right to the benefit of all options granted to you since April 10, 2002, regardless of the exercise price of such options. In addition, if you received several grants on the same grant date, you must renounce your right to the benefit of all or none of these grants.

     For example, assuming you hold:

(i)	an option to purchase 1,000 of our shares with an exercise price of 40 euros per share granted on October 1, 2000, 400 of which you have already exercised;

(ii)	an option to purchase 2,000 of our shares with an exercise price of 50 euros per share granted on February 1, 2001, none of which you have exercised;

(iii)	an option to purchase 4,000 of our shares with an exercise price of 20 euros per share granted on January 15, 2002, none of which you have exercised; and

(iv)	an option to purchase 6,000 of our shares granted on June 15, 2002 (within six-months of the Commencement Date) with an exercise price of 28 euros per share, none of which you have exercised.

     Using this example, you may renounce your right to the benefit of:

•	none of your options,

•	your first option grant covering the 600 unexercised shares and your fourth option grant covering all 6,000 shares (notwithstanding the exercise price of such option),

•	your second option grant covering all 2,000 shares and your fourth option grant covering all 6,000 shares (notwithstanding the exercise price of such option), or

•	all remaining unexercised shares with respect to your first, second and your fourth option grant.

     In this example, the above describes your only choices. For example, you may not renounce your right to the benefit of options with respect to only 100 shares (or any other partial amount) under the first option grant or less than all of the shares under the second, or fourth option grants. In addition, since the exercise price of your fourth option grant is less than 30 Euros per share, unless you renounce the right to the benefit of either your first or second option grant, you would not be required to renounce your right to the benefit of such option grant.

     If, however, no options were granted to you during the six-month period prior to the Commencement Date so that, using the above example, you were not granted the fourth option on June 15, 2002 but rather such option was granted prior to April 10, 2002, then you may renounce your right to the benefit of:

•	none of your options,

•	your first option grant covering all remaining unexercised 600 shares,

•	your second option grant covering all 2,000 shares,

•	all remaining unexercised shares with respect to your first and second option grant.

     In addition, if you received several grants on the same grant date, you must renounce your right to the benefit of all or none of these grants. For example, if you received both an incentive stock option and a non-qualified stock option on the same day, you must renounce your right to the benefit of both grants or neither of the grants. The same rule applies for U.K.-based employees who were granted approved and non-approved (under the meaning of U.K. tax regulations) options on the same date. (Page 21)

Q: What happens to options that I choose not to renounce or options that you determine not to accept for cancellation?

A: If you choose not to renounce your right to the benefit of an option or if we determine not to cancel an option, such option would retain its current exercise price and current vesting schedule and remain outstanding until you exercise it or it expires by its terms.

     If you are a U.S. tax resident or otherwise subject to U.S. tax regulations, you should note that there is a risk that any incentive stock options you hold may be affected, even if you do not participate in this offer. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the offer. We also believe that the offer will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercise of such options) if you do not participate in the offer.

     However, the IRS may characterize the offer as a “modification” of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which an option exchange program was characterized as a “modification” of the incentive stock options that could be exchanged. This does not necessarily mean that our offer to accept your renunciation of the right to the benefit of eligible options will be viewed in the same way. Private letter rulings issued by the IRS contain the IRS’s opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling or assume the opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know whether the IRS will assert the position that our offer constitutes a “modification” of incentive stock options that can be renounced. If the IRS successfully asserted this position, the options’ holding period to qualify for favorable tax treatment could be extended. Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a non-qualified stock option. (Page 35)

Q: Will I have to pay taxes if I accept the offer?

A: If you renounce your right to the benefit of your existing options for new options, you should not be required under current law to recognize income for U.S. federal income tax purposes at the time of the renunciation. Further, at the grant date of the new options, you will not be required under current law to recognize income for U.S. federal income tax purposes. We recommend that you consult with your own tax advisor to determine the tax consequences of renouncing the benefit of your options through the offer. If you are an eligible employee based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social contribution consequences of the offer under the laws of the country in which you live and/or work. (Page 34)

Q. If my existing options are incentive stock options (ISOs), will my new options be ISOs?

A: Not necessarily. If your existing options are ISOs, your new options will be granted as ISOs to the maximum extent they qualify as ISOs under the U.S. tax laws on the date of the grant. One requirement for options to qualify as ISOs under the current U.S. tax laws is that the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000 (based on the fair market value at the time of grant). The excess value is deemed to be a non-qualified stock option, which is an option that is not qualified to be an ISO under the current U.S. tax laws. (Page 34)

Q: When does the offer expire? Can the offer be extended, and if so, how will I be notified if it is extended?

A: The offer expires on November 12, 2002, at 11:59 p.m., New York City time, unless we extend it. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration of the offer period. (Page 23)

Q: How do I renounce the right to the benefit of my options?

A: If you decide to renounce the right to the benefit of your options, you must deliver, before 11:59 p.m., New York City time, on November 12, 2002 (or such later date and time as we may extend the expiration of the offer), a properly completed and executed election form, or a faxed copy of it, along with any other documents required by the election form to Ms. Emily Cayas, Business Objects Americas, 3030 Orchard Parkway, San Jose, California 95134 (telephone(1) (408) 953-6000; facsimile: (1) (408) 894-6522 or (1) (408) 894-6537). This is a one-time offer, and we will strictly enforce the offer period. We reserve the right to reject any or all renunciations that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept the renunciations that have been properly submitted to us on November 13, 2002 . (Page 24)

Q: During what period of time may I revoke my previous election to renounce the right to the benefit of the options?

A: You may revoke your previous election to renounce the right to the benefit of your eligible options at any time before the offer expires at 11:59 p.m., New York City time, on November 12, 2002. If we extend the offer beyond that time, you may withdraw your renunciation of the right to the benefit of the options at any time until the extended expiration of the offer. In addition, although we currently intend to accept the renunciation of the right to the benefit of your options promptly after the expiration of this offer, if we have not previously accepted your renunciation, you may withdraw your renunciation at any time after December 10, 2002. To withdraw your renunciation, you must deliver to us a signed notice of withdrawal, or a faxed copy of it, with the required information while you still have the right to withdraw the renunciation. Once you have withdrawn your renunciation, you may again renounce the right to the benefit of your option only by again submitting a properly executed election form and following the delivery procedures described above prior to the Expiration Date. (Page 25)

Q: Do we and the board of directors recommend that you take the offer?

A: Although our board of directors has approved the offer, neither we nor our board of directors makes any recommendation as to whether you should renounce or not renounce your right to the benefit of the options. You must make your own decision whether or not to renounce your right to the benefit of the options. We strongly urge you to read this offer document, the related email to eligible employees, the election form and the notice of withdrawal before making your decision. For a summary of the risks relating to the offer, please see “Certain Risks of Participating in the Offer” beginning on page 10 of this offer document. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor. (Page 20)

Q: Who can you talk to if you have questions about the offer?

A: For additional information or assistance or to obtain additional copies of the documents constituting the offer, you should contact:

Emily Cayas Stock Option Administrator Business Objects 3030 Orchard Parkway San Jose, California 95134 (1) (408) 953-6000

CERTAIN RISKS OF PARTICIPATING IN THE OFFER

     Participation in the offer involves a number of potential risks, including those described below. This list and the risk factors under the caption “Risk Factors” in our Annual Report on Form 10-K filed on March 29, 2002, and our quarterly report on Form 10-Q for the quarter ended June 30, 2002, highlight the risks of participating in this offer and investing in our company. Eligible participants should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we urge you to read carefully the sections in this offer document discussing tax consequences in various countries, as well as the remainder of this offer document, the accompanying email to eligible employees, the election form and the notice of withdrawal for a fuller discussion of the risks which may apply specifically to you before deciding to participate in the offer.

Economic Risks

Participation in the offer will make you ineligible to receive any option grants until on or about May 15, 2003 at the earliest.

     Employees are generally eligible to receive option grants at any time that the board of directors chooses to make them. However, if you participate in the offer, you will not be eligible to receive any new options until May 15, 2003 at the earliest (i.e. at least six months and one day following the Cancellation Date). Also, French law prohibits the granting of options for a period of time before or after we publicly disclose material information. Subject to this law, the board of directors intends to meet on May 15, 2003 to grant new options to each eligible employee who has properly renounced his or her right to the benefit of his or her eligible options. Were we to publicly disclose material information, the board of directors would be required to delay for the applicable period the granting of the new options and there you would not be eligible to receive any new options until the at least such new grant date.

If, after your options are cancelled, our stock price increases, your cancelled options might have been worth more than the new options that you receive.

     We cannot predict the exercise price of the new options. Because we will grant the options no earlier than May 15, 2003, the new options may have a higher exercise price than some or all of your eligible options. For example, if options with an exercise price of 30 euros are cancelled, and our shares appreciate to 35 euros when the new options are granted, your new option will have a higher exercise price than the cancelled option.

The number of shares subject to the new options will be less than the number of shares subject to the old options.

     We will grant new options to purchase or subscribe for a number of shares equal to only a fraction of the unexercised shares subject to the old options, regardless of exercise price at the time of grant.

If your employment terminates for any reason prior to the grant of the new option, you will not receive either a new option or the return of your cancelled option.

     Once your option is cancelled, it is gone for good. Accordingly, if your employment terminates for any reason prior to the grant of the new option, you will not have the benefit of either the cancelled option or the new option. This offer is not a guarantee of employment for any period. Your employment with Business

Objects or one of our affiliates remains “at-will” and may be terminated at any time by either you or Business Objects (or one of our affiliates, if applicable), with or without cause or notice, subject to the provisions of the laws of your country of residence.

If we are prohibited by applicable law or regulations from granting new options, you will not receive either a new option or the return of your cancelled option.

     We will not grant new options to you if we are prohibited by applicable law or regulations from doing so. Such a prohibition could result from changes in French laws, foreign laws, SEC regulations or staff positions or listing requirements of the U.S. National Association of Securities Dealers. We are unaware of such prohibition at this time, and we will use reasonable efforts to avoid the prohibition, but if it is applicable throughout the period from the first business day that is at least six months and one day after we determine to cancel the options that you have renounced, you will not be granted a new option or the return of your cancelled option. We do not anticipate any such prohibitions and are referring to the possibility in an abundance of caution.

If we enter into a merger or other similar transaction, after your options are cancelled but prior to granting you the new options, the price of our shares could increase and you may be deprived of the benefit of such increase.

     It is possible that, after we cancel your existing options but prior to granting you the new options, we might effect or enter into an agreement such as a merger or other similar transaction. You should be aware that these types of transactions could have substantial effects on our share price, including potentially a substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, if we have cancelled your existing options you might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, would likely be a price at our near the cash price being paid for the shares in the transaction, which may include a premium on the value of our shares, and therefore yielding limited or no financial benefit to you.

     In addition, in the event of an acquisition of our Company for stock, you might receive options to purchase shares of a different issuer. The exercise price of the new options granted in such circumstances would be based on the fair market value of such acquirer’s stock on the date the new options are granted. The new options are expected to be granted on or about May 15, 2003, which will be at least six months and one day after the Cancellation Date. If you do not participate in the offer, your outstanding eligible options would be treated in such instance in accordance with the terms of the 1999 stock plan or the 2001 stock plan, as applicable, and if your options are assumed by our successor, those options would be priced in accordance with the terms of the transaction. This could potentially result in a greater financial benefit for you if you decide not to participate in the offer and instead retain your eligible options.

Tax-Related Risks for employees subject to U.S. tax regulations.

Your new option may be a non-qualified stock option, whereas your cancelled option may have been an ISO.

     If your cancelled option was an ISO, your new option will be an ISO, but only to the extent that it qualifies under the Internal Revenue Code of 1986, as amended. For options to qualify as ISOs, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed

$100,000, as determined based on the fair market value of the shares on the date of grant. It is possible that by participating in this offer, your options will exceed this limit and will be treated as non-qualified stock options. In general, non-qualified stock options are less favorable to you from a tax perspective. For more detailed information, please read the rest of the offer document, and see the tax disclosure set forth in the prospectus for the 1999 stock option plan and the 2001 stock option plan.

Even if you elect not to participate in this offer, your ISOs may be affected.

     We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the offer. We also believe that the offer will not change the U.S. federal income tax treatment of subsequent grants and exercises of your ISOs (and sales of shares acquired upon exercise of such options) if you do not participate in the offer.

     However, the IRS may characterize the offer as a “modification” of those ISOs, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which an offer was characterized as a “modification” of the ISOs that could be exchanged. This does not necessarily mean that our offer to accept your renunciation of the right to the benefit of eligible options will be viewed in the same way. Private letter rulings issued by the IRS contain the IRS’s opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter or assume that the opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know if the IRS will assert the position that our offer constitutes a “modification” of ISOs that can be tendered. A successful assertion by the IRS of this position would extend the options’ holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your ISO shares prior to the lapse of the new extended holding period, your ISO could be taxed similarly to a non-qualified stock option.

Tax-Related Risks for Non-U.S. Residents

Employees who are subject to the tax laws of Australia

     If, when you were granted your eligible options, you elected to be taxed at grant, acceptance of this offer may create a capital gains tax loss equal to the amount of tax you previously paid at grant of your existing options. However, if you did not make that election, no tax should arise as a result of the surrender of the eligible options in consideration for the market value of the new options. We recommend that you consult your own tax advisor with respect to the tax consequences of participating in the offer.

Employees who are subject to the tax laws of Belgium

     Under general tax principles in Belgium, we believe that you will not be subject to income tax as a result of the renunciation of the right to the benefit of the existing options for the right to receive new options if you elect to participate in the offer. However, you will be subject to tax when the new options are granted to you. This means that if you paid tax at the time your existing options were granted to you and you decide to participate in the offer, you also will be subject to tax on the new options. In effect, you will likely face double taxation if you receive new options. We recommend that you consult with your tax advisor with respect to the tax implications of participating in the offer.

Employees who are subject to the tax laws of Canada

     Under general tax principles in Canada, the income tax treatment at the time of the renunciation of the right to the benefit of your existing options for the right to receive new options if you elect to participate in the offer is uncertain. It is possible that the Canada Customs and Revenue Agency will treat the exchange as (1) a tax-neutral exchange of options, (2) a taxable exchange of employee stock options, or (3) two separate transactions (i.e., a tender of existing options for cancellation, followed by a grant of new and unrelated options whereby the tender is viewed as a disposition for no consideration). However, we believe that it is likely that you will not be subject to tax solely by virtue of participating in the offer. However, you will be subject to tax when the new options are later exercised. We recommend that you consult with your tax advisor with respect to the tax implications of participating in the offer.

Employees who are subject to the tax laws of Japan

     We believe that the cancellation of the existing options and the grant of the new options should not be considered as a taxable event. We recommend however that you consult with your tax advisor regarding the tax implications of the offer, as there is no published authoritative interpretation on this matter by the Japanese tax authorities. We recommend that you consult your own tax advisor with respect to the tax consequences of participating in the offer.

Employees who are subject to the tax laws of Luxembourg

     Under general tax principles in Luxembourg, we do not believe that the renunciation of the right to the benefit of existing options and the grant of the new options should be a taxable event. However, the tax result may be different if you had previously obtained a tax ruling with respect to your existing options. We recommend that you consult your own tax advisor with respect to the tax consequences of participating in the offer.

Employees who are subject to the tax laws of Singapore

     Generally, the grant of new options pursuant to the terms of the offer should not be a taxable event under the Income Tax Act (Singapore). Although we do not believe there will be a taxable event on the acceptance of this offer, this is not completely certain. It is not clear, however, on what basis you would be taxed if the cancellation and re-grant of options is considered to be a taxable event under the Income Tax Act. Furthermore, because the new options will retain the vesting schedule of your existing options, you may not be able to obtain favorable tax treatment under the Company Stock Option Scheme and/or the Qualified Employee Stock Option Scheme. We recommend that you consult with your tax advisor regarding the impact of this offer. We recommend that you consult your own tax advisor with respect to the tax implications of participating in the offer.

Employees who are subject to the tax laws of The Netherlands

     The new options granted pursuant to your acceptance of this offer are considered to be new option rights, for which you will be required to elect either direct or deferred taxation. The timing of taxation as well as the taxable amounts depend on the aforementioned choice.

     If you chose direct taxation with respect to your cancelled options, and accordingly paid tax upon the granting and acceptance of the old options, you will not be allowed to set off such tax against the wage or income tax, which must be paid in connection with the new options granted pursuant to this offer.

     If you chose deferred taxation with respect to your cancelled options, there will be no double taxation.

     We recommend that you consult your tax advisor regarding the impact of this offer in your personal situation.

Employees who are subject to the tax laws of the United Kingdom

     The tax implication for the new option may be significantly different from the original options. As such we recommend you read carefully the caption “Material tax consequences — Employees who are tax resident in the United Kingdom” and you seek the advice of your personal tax advisor regarding the tax implications of this offer. In particular, you should be aware that your new options will be granted through an unapproved share scheme. Options granted under an unapproved scheme will be subject to the execution of a joint election between you and Business Objects that provides for the transfer of Secondary Class 1 National Insurance Contribution liability in connection with the exercise, assignment, release, or cancellation of the option.

     By accepting the new option, to the extent allowable by applicable law, you will be consenting to and agreeing to satisfy any liability that arises with respect to Secondary Class 1 National Insurance Contribution payments in connection with exercise, assignment, release, or cancellation of the option. In addition, if you accept the new option, a term of the joint election will be that you will be authorizing Business Objects to withhold any such Secondary Class 1 National Insurance Contribution from the payroll at any time or the sale of a sufficient number of Shares upon exercise, assignment, release, or cancellation of the option.

     For a more detailed discussion of material tax consequences associated with your participation in this offer, please see the information under the caption “Taxation” in the offer document. We recommend that you consult your own tax advisor with respect to the tax consequences of participating in the offer.

Business Related Risks

     For a description of risks related to Business Objects’ business, please see the information under the “Miscellaneous” in the offer document.

INTRODUCTION

     Business Objects S.A. (“Business Objects”, “we” or “us”) is offering eligible employees the opportunity to renounce the right to the benefit of all outstanding unexercised options to purchase shares with exercise prices equal to or greater than 30 euros per share under the Business Objects S.A. 1999 stock option plan (the “1999 option plan”) and under the Business Objects S.A. 2001 stock option plan (the “2001 option plan”) for new options we will grant under the 1999 option plan and 2001 option plan, respectively. An “eligible employee” refers to all employees of Business Objects or one of our affiliates (meaning entities in which Business Objects owns directly or indirectly 10% or more of the share capital or the voting rights of such entities) who are employees as of the date the offer commences and as of the date the options are cancelled, except employees who are resident in France, Sweden or Switzerland and excluded employees. An “excluded employee” means each officer who is also a member of the Company’s Board of Directors. Members of our Board of Directors are not eligible to participate in the offer. We are making the offer upon the terms and conditions described in this offer document, the related email to eligible employees, the election form and the notice of withdrawal (which together, as they may be amended from time to time, constitute the “offer”).

     If you participate in the offer, your new option will be for a FEWER number of shares than the Old Option that was cancelled. Subject to the terms of the offer, if we cancel the eligible options you submit to us you will receive a Promise to Grant New Options for a number of shares (rounded up to the nearest whole share) equal to the amount obtained by multiplying (X) the number of shares subject to the unexercised portion of the option that you renounced your right to the benefit of (as adjusted for stock splits, stock dividends and similar events) and (Y) the applicable percentage set forth below:

Exercise Price of Cancelled Options	Applicable Percentage

30 to 39.99 euros	50%
40 to 49.99 euros	33%
50 to 59.99 euros	25%
60 euros and above	20%
Options granted since April 10, 2002 regardless of exercise price	67%

     The offer is currently scheduled to expire at 11:59 p.m., New York City time, on November 12, 2002, or such date and time as we may extend the offer (the “Expiration Date”) and we expect to cancel all options that are properly submitted to us on November 13, 2002 or as soon as possible thereafter (the “Cancellation Date”). Subject to the terms and conditions of this offer, we will grant the new options on or about the first business day which is at least six months and one day after the date we give effect to your decision to renounce the right to the benefit of your eligible options and such options are cancelled.

     You may only renounce your right to the benefit of all or none of the unexercised shares subject to an individual option grant. If you renounce your right to the benefit of any option grant, you will be required to also renounce your right to the benefit of all option grants that you received during the six month period prior to October 11, 2002 (the “Commencement Date”) regardless of its exercise price. This means that if you participate in the offer, you will be required to renounce the right to the benefit of all options granted to you since April 10, 2002. In addition, if you received several grants on the same grant date, you must renounce your right to the benefit of all or none of these grants.

     The offer is not conditioned on the renunciation of the right to the benefit of a minimum number of options. Participation in the offer is completely voluntary. The offer is subject to conditions described under “The Offer — Conditions of offer.”

     New options will be granted under the same plan under which the cancelled options were granted, unless prevented by law or applicable regulations, except that all options granted to employees of Business Objects (U.K.) Ltd. shall be granted under an “unapproved” plan even if the old options had been granted under the Business Objects 1999 U.K. Approved Plan and will be subject to such employees entering into a joint election whereby the employee agrees to accept the transfer of the whole of the National Insurance liability related to the new option.

     In order to receive a new option pursuant to the offer, you must continue to be an employee of Business Objects or one of our affiliates as of the date the new options are granted, which will be no earlier than six months and one day after the Cancellation Date. Once your option is cancelled, it is gone forever. Accordingly, if your employment terminates for any reason prior to the grant of the new option, you will not have the benefit of the cancelled option or the new option.

     Generally, the exercise price per share of the new options will be at least the higher of:

•	100% of the closing price of our shares as reported on the Premier Marché of Euronext Paris S.A. on the last trading day before the date of grant, or

•	80% of the average of the closing prices of our shares on that market over the twenty trading days before the grant date.

     As described elsewhere in this offer document, the exercise price per share may be higher depending on the country in which you reside.

     The new option shall retain the vesting schedule of the old option it replaces, except that each monthly vesting event for all unvested options shall occur on the monthly anniversary date following the grant date of the new option. In addition, if you currently have vested in a portion of your option grant and you elect to cancel such grant, you will receive, under the new option vesting schedule, credit for that previous vesting plus the approximate six month and one day period between the Cancellation Date and the date the new options are granted. Because the total number of shares subject to your new option will be for a lesser number of shares than the old option that was cancelled, you should be aware that the number of shares fully vested as of the grant date of the new option and the number of shares that become exercisable each month thereafter will be a proportionately lesser amount than the number of shares that were fully vested and the number of shares that vested each month under your old option.

     As of October 8, 2002, options to subscribe to 8,962,711 of our ordinary shares were issued and outstanding under the 1999 option plan and the 2001 option plan, of which options to subscribe to 5,727,623 of our ordinary shares, constituting 63.91% of the total options issued and outstanding under the 1999 option plan and the 2001 option plan, were held by eligible employees. Only 4,689,101 of these options, constituting approximately 52.32% of the total options issued and outstanding under the 1999 option plan and the 2001 option plan, are “eligible options” that may be renounced in the offer.

     For the purposes of French law, employee stock options are not considered securities. As a result, options cannot, among other things, be “tendered” or “exchanged.” For French law purposes, therefore,

Business Objects is offering all eligible employees the opportunity to renounce their right to the benefit of stock options granted to them. For the purposes of U.S. Securities laws and regulations, this renunciation would generally be considered a “tender” of the stock options. If Business Objects accepts the renunciation of the right to the benefits of the stock options by an eligible employee, such stock options will be cancelled. When an option is deemed cancelled, the renunciation is final and the relevant options can no longer be exercised. Subject to such cancellation and the terms and conditions of this offer, Business Objects makes an irrevocable commitment to grant new options at a future date. To evidence such commitment, promptly after we have cancelled the options properly submitted to us, we will send to you a Promise to Grant New Options indicating the number of shares to be covered by the new option grant and the expected grant date. For the purposes of U.S. Securities laws and regulations, this irrevocable commitment by Business Objects would generally be considered an “exchange” of the stock options.

PURPOSE OF THE OFFER

     We issued the options outstanding under our option plan to:

•	provide our employees with additional incentive and to promote the success of our business, and

•	encourage our employees to continue their employment with us.

     One of the keys to our continued growth and success is the retention of our most valuable asset, our employees. The offer provides an opportunity for us to offer employees a valuable incentive to stay with our company. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our ordinary shares and American depositary shares. By making this offer to provide eligible employees the opportunity to renounce their right to the benefit of outstanding eligible options for new options that will have an exercise price based on the trading price of our shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value and therefore create better performance incentives for employees. However, because we will not grant new options until at least six months and one day after the Cancellation Date, there is a risk that the new options may have a higher exercise price than some or all of our existing outstanding options.

     From time to time, we engage in strategic transactions with business partners, customers and other third parties. We may engage in transactions in the future with these or other companies which could significantly change our structure, ownership, organization or management or the make-up of our board of directors, and which could significantly effect the price of our shares and American depositary shares. If we engage in such a transaction or transactions before the date we grant the new options, the market price of our shares could increase (or decrease), and the exercise price of the new options could be higher (or lower) than the exercise price of eligible options you elect to have cancelled as part of this offer. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, would likely be at a price at or near the cash price being paid for our shares in the transaction, which may include a premium on the value of our shares, and therefore yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, option holders who have renounced their right to the benefit of their options might receive options to purchase shares of a different issuer.

     As is outlined under the caption “The Offer — Terms of new options,” if you are an eligible employee other than an Italy-based employee, the exercise price of any new options granted to you in return for the options that you elect to have cancelled will be at least the higher of:

•	100% of the closing price of our shares as reported on the Premier Marché of Euronext Paris S.A. on the last trading day before the date of grant, or

•	80% of the average of the closing prices of our shares on that market over the twenty trading days before the grant date.

     If you are an Italy-based eligible employee, the exercise price of any new options granted to you in the return for the options that you renounced will be at least the higher of:

•	100% of the average of the closing prices of our shares as reported on the Premier Marché of Euronext Paris S.A. over the thirty days before the grant date,

•	80% of the average of the closing prices of our shares on that market over the twenty trading days before the grant date, or

•	100% of the closing price on that market on the last trading day prior to the grant date.

     You will be at risk of any such increase in our share price during the period before the grant date of the new options for these or any other reasons.

     Subject to the above, and except as otherwise disclosed in this offer document or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

•	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving our company or any of our subsidiaries,

•	any purchase, sale or transfer of a material amount of our assets or any of our subsidiaries,

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization,

•	any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment,

•	any other material change in our corporate structure or business,

•	our ordinary shares (or American depositary shares representing such ordinary shares) not being authorized for quotation in an automated quotation system operated by a national securities association,

•	our American depositary shares becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act,

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act,

•	the acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities, or

•	change in our Status, charter or bylaws, or any actions which may impede the acquisition of control of us by any person.

     On September 4, 2002, we announced the upcoming retirement of our CFO, Thomas Weatherford. Mr. Weatherford will exercise full responsibility and provide transition until a new CFO joins Business Objects, which we expect will be before the end of the year.

     Our board of directors has authorized the repurchase of up to $40 million of our shares over the next two years. Initially, the Company plans to purchase shares on the Euronext Paris market; the exact timing and number of shares will be determined by market conditions and corporate and regulatory considerations. Consistent with current shareholders’ authorizations, the Company may repurchase up to 2,000,000 shares. Any share repurchases may be made, from time to time, in the open market, through block trades or otherwise.

     Neither we nor our board of directors makes any recommendation as to whether you should renounce or not renounce the right to the benefit of your eligible options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer document and to consult your own investment and tax advisors. Bearing the risks of this offer in mind, you must make your own decision whether or not to renounce your right to the benefit of your eligible options.

THE OFFER

Eligibility

     Eligible employees who hold outstanding options granted under the 1999 option plan and the 2001 option with an exercise price per share equal to or greater than 30 euros are eligible to participate in the offer. You are an “eligible employee” if you are an employee of Business Objects or one of our affiliates (meaning entities in which Business Objects owns directly or indirectly 10% or more of the share capital or the voting rights of such entities) as of the Commencement Date through the Cancellation Date, unless you are resident in France, Sweden or Switzerland or you are an “excluded employee.” An “excluded employee” means each officer who is also a member of the Board of Directors of Business Objects S.A..

     In order to receive a new option, you must remain an employee of Business Objects or one of our affiliates as of the date the new options are granted, which will be no earlier than the first business day that is six months and one day after the Cancellation Date. If, for any reason, you do not remain an employee of Business Objects or one of our affiliates through the date we grant the new options, you will not receive any new options or other consideration for the old options that were cancelled.

Basic Terms

     Upon the terms and conditions of the offer, we are making an irrevocable commitment to grant new options to subscribe for shares under our 1999 option plan and 2001 option plan, in return for all outstanding unexercised eligible options granted under the 1999 option plan and the 2001 option plan. An “eligible option” refers to all options granted under the 1999 option plan or the 2001 option plan with an exercise price per share equal to or greater than 30 euros held by eligible employees. The eligible options must be properly renounced and such renunciation not validly withdrawn in accordance with the requirements set out in “The Offer — Withdrawal rights” before the Expiration Date. Once we have determined to cancel such options and subject to the terms of this offer, the Promise to Grant New Options that we will give you is a binding commitment, and we will require any successor to our company to be legally obligated by that commitment.

     We are not accepting partial renunciations of the right to the benefit of the eligible options. Therefore, you may renounce your right to the benefit of eligible options for all or none of the unexercised shares subject to each of your eligible option agreements. In addition, if you received several grants on the same grant date, you must renounce your right to the benefit of all or none of these grants. Also, if you decide to renounce your right to the benefit of one or more options, then you must renounce your right to the benefit of all of the options that were granted to you during the six month period prior to the Commencement Date. This means that if you participate in the offer, you will be required to renounce your right to the benefit of all options granted to you since April 10, 2002, regardless of the exercise price of such options. For example, assuming you hold:

(i)	an option to purchase 1,000 of our shares with an exercise price of 40 Euros per share granted on October 1, 2000, 400 of which you have already exercised;

(ii)	an option to purchase 2,000 of our shares with an exercise price of 50 Euros per share granted on February 1, 2001, none of which you have exercised;

(iii)	an option to purchase 4,000 of our shares with an exercise price of 20 Euros per share granted on January 15, 2002, none of which you have exercised; and

(iv)	an option to purchase 6,000 of our shares granted on June 15, 2002 (within six-months of the Commencement Date) with an exercise price of 28 Euros per share, none of which you have exercised.

     Using this example, you may renounce your right to the benefit of:

•	none of your options,

•	your first option grant covering the 600 unexercised shares and your fourth option grant covering all 6,000 shares (notwithstanding the exercise price of such option),

•	your second option grant covering all 2,000 shares and your fourth option grant covering all 6,000 shares (notwithstanding the exercise price of such option), or

•	all remaining unexercised shares with respect to your first, second and your fourth option grant.

     In this example, the above describes your only choices. For example, you may not renounce your right to the benefit of options with respect to only 100 shares (or any other partial amount) under the first option grant or less than all of the shares under the second, or fourth option grants. In addition, since the exercise price of your fourth option grant is less than 30 Euros per share, unless you renounce the right to the benefit of either your first or second option grant, you would not be required to renounce your right to the benefit of such option grant.

     If, however, no options were granted to you during the six-month period prior to the Commencement Date so that, using the above example, you were not granted the fourth option on June 15, 2002 but rather it was granted prior to April 10, 2002, then you may renounce your right to the benefit of:

•	none of your options,

•	your first option grant covering all remaining unexercised 600 shares,

•	your second option grant covering all 2,000 shares,

•	all remaining unexercised shares with respect to your first and second option grant.

     If you participate in the offer, your new option will be for a FEWER number of shares than the old option that was cancelled. Subject to the terms of the offer, if we cancel the eligible options you submit to us you will receive a Promise to Grant New Options for a number of shares (rounded up to the nearest whole share) equal to the amount obtained by multiplying (X) the number of shares subject to the unexercised portion of the option that you renounced your right to the benefit of (as adjusted for stock splits, stock dividends and similar events) and (Y) the applicable percentage set forth below:

Exercise Price of Cancelled Options	Applicable Percentage

30 to 39.99 euros	50%
40 to 49.99 euros	33%
50 to 59.99 euros	25%

Exercise Price of Cancelled Options	Applicable Percentage

60 euros and above	20%
Options Granted Since April 10, 2002 with an exercise price of less than 30 euros	67%

     New options will be granted under the same plan under which the cancelled options were granted, unless prevented by law or applicable regulations, except that all options granted to employees of Business Objects (U.K.) Ltd. shall be granted under an “unapproved” plan even if the old options had been granted under the Business Objects 1999 U.K. Approved Plan and will be subject to such employees entering into a joint election whereby the employee agrees to accept the transfer of the whole of the National Insurance liability related to the new option.

     In order to receive a new option pursuant to the offer, you must continue to be an employee of Business Objects or one of our affiliates as of the date the new options are granted, which will be no earlier than six months and one day after the Cancellation Date. Once your option is cancelled it is gone forever. Accordingly, if your employment terminates for any reason prior to the grant of the new option, you will not have the benefit of the cancelled option or the new option.

     If, for any reason, you do not remain an employee of Business Objects or one of its affiliates through the date we grant the new options, you will not receive any new options or other consideration in return for the options that you have renounced and that we have cancelled. This means that if you resign, with or without a good reason, or die or we terminate your employment, with or without cause, prior to the date we grant the new options, you will not receive anything for the options that you renounced and, because we will have cancelled these options, we will not be able to return these cancelled options to you.

     The term “Expiration Date” means 11:59 p.m., New York City time, on November 12, 2002, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term “Expiration Date” refers to the latest time and date at which the offer, as so extended, expires. See “The Offer — Extension of offer; termination; amendment” for a description of our rights to extend, delay, terminate and amend the offer.

     We will notify you of any material change in the information contained in this offer document in the manner required by applicable law.

Extension of offer; termination; amendment

     We expressly reserve the right, in our discretion, at any time and from time to time, regardless of whether any event listed under “The Offer — Conditions of the offer” has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance of the renunciation of the right to the benefit of your options by giving written notice (including notice by email) of such extension to you or making a public announcement thereof.

     We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Date to terminate or amend the offer and to postpone our acceptance of the renunciation of the right to the benefit of your options and the cancellation of any such options, regardless of whether any event listed under “The Offer — Conditions of the offer” has occurred or is deemed by us to have occurred, by giving written notice (including by email) of such termination or postponement to you or making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options that have been renounced is limited by Rule 13e-4(f)(5) promulgated under the U.S. Securities Exchange Act, which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of an offer. See “The Offer — Conditions of the offer.”

     Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made through the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of the change.

     If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the U.S. Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in consideration or a change in percentage of options sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

Procedure for renouncing the right to the benefit of your options

     Proper Renunciation of the Right to the Benefit of Your Options.

     To validly renounce the right to the benefit of your eligible options through the offer, you must, in accordance with the terms of the election form, properly complete, execute and deliver to us the election form, or a faxed copy of it, along with any other required documents. We must receive all of the required documents at Business Objects Americas, 3030 Orchard Parkway, San Jose, California 95134 Attn: Emily Cayas, facsimile: (1) (408) 894-6522 or (1) (408) 894-6537, before the Expiration Date. Instructions on how to obtain information regarding your eligible options, and how to complete and send your documents are attached to the election form.

     If you are an employee of Business Objects (U.K.) Ltd., you must also deliver an executed copy of the Election to Transfer the National Insurance Liability, or a faxed copy of it, in accordance with the procedure described above.

     Neither we nor any other person is obligated to give notice of any defects or irregularities in any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of the election form. Our determination of these matters will be final and binding.

     The method of delivery of all documents, including election forms and any other required documents, is at your election and risk. If delivery is by mail, we recommend that you use registered mail with return receipt requested and properly insure your package. In all cases, you should allow sufficient time to ensure timely delivery.

     Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

     We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any renunciation of the right to the benefit of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all renunciations of the right to the benefit of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept the renunciation of all properly and timely renounced eligible options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any renunciation of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted to all option holders and all renunciations of eligible options. No renunciation of the right to the benefit of options will be deemed to have been properly made until all defects or irregularities have been cured by the option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in renunciations, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the offer period, subject only to an extension which we may grant in our discretion.

     Our Acceptance Constitutes an Agreement.

     Your renunciation of your right to the benefit of eligible options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. Our acceptance of your renunciation and our cancellation of the eligible options that you renounced through the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

     Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the Expiration Date each renunciation of the right to the benefit of all eligible options that have been properly submitted and not validly withdrawn.

Withdrawal rights

     You may only withdraw the renunciation of your right to the benefit of your options (that is, you may revoke your previous election to renounce the benefit of your existing options) in accordance with the provisions of this section.

     You may withdraw the renunciation of your right to the benefit of your options at any time before 11:59 p.m., New York City time, on November 12, 2002. If the offer is extended by us beyond that time, you may withdraw the renunciation of your right to the benefit of your options at any time until the extended expiration of the offer. In addition, unless we previously accepted the renunciation of your options pursuant to the offer, you may withdraw your renunciation of the benefit to the options at any time after December 10, 2002.

     For your withdrawal to be effective, you must deliver to us at the address listed in “The Offer — Procedure for renouncing the right to the benefit of your options” signed and dated notice of withdrawal, or a faxed copy of the notice, with the required information, while you still have the right to withdraw your renunciation.

     To validly change your election regarding the renunciation of particular eligible options, you must deliver a new election form in accordance with the procedures listed above. If you deliver a new election form that is properly signed and dated, it will replace any previously submitted election form, which will be disregarded.

     You may not rescind any withdrawal, and any renunciation of the right to the benefit of options you withdraw will thereafter be deemed not properly submitted for purposes of the offer, unless you once again properly renounce the right to the benefit of those options before the Expiration Date by following the procedures described under the caption “The Offer — Procedure for renouncing the right to the benefit of your options” and in the election form.

     Neither we nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal or any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

Acceptance of the renunciation of the right to the benefit of your options and issuance of new options

     Upon the terms and conditions of the offer, promptly following the Expiration Date, we will accept your renunciation of the right to the benefit of the eligible options and cancel such options if your renunciation has been properly submitted to us and has not been validly withdrawn before the Expiration Date. Subject to the terms and conditions of this offer, if you properly renounce your right to the benefit of your options, these options will be cancelled as of the Cancellation Date, which we anticipate will be November 13, 2002, and you will be granted new options on or about the first business day that is at least six months and one day after the Cancellation Date. Thus, subject to the terms and conditions of this offer, if you properly renounce your right to the benefit of your eligible options by November 12, 2002, the scheduled Expiration Date, and we accept such renunciation and cancel such options on November 13, 2002, you will be granted new options no earlier than May 15, 2003. If we accept your renunciation and cancel such options after November 13, 2002, the period in which the new options will be granted will be similarly delayed.

     If we accept the renunciation of the right to the benefit of your options, we will defer until the grant date of the new options any grant to you of other options for which you may be eligible.

     Subject to the terms of the offer, if we cancel the eligible options you submit to us you will receive a Promise to Grant New Options for a number of shares (rounded up to the nearest whole share) equal to the amount obtained by multiplying (X) the number of shares subject to the unexercised portion of the option that you renounced your right to the benefit of (as adjusted for stock splits, stock dividends and similar events) and (Y) the applicable percentage set forth below:

Exercise Price of Cancelled Options	Applicable Percentage

30 to 39.99 euros	50%
40 to 49.99 euros	33%
50 to 59.99 euros	25%
60 euros and above	20%
Options Granted Since April 10, 2002 with an exercise price of less than 30 euros	67%

     If, for any reason, you are not an employee of Business Objects or one of our affiliates through the date we grant the new options, you will not receive any new options or other consideration in return for the options that you renounced and that we have cancelled.

     We are not accepting partial renunciations of the right to the benefit of the eligible options. Therefore, you may renounce your right to the benefit of eligible options for all or none of the unexercised shares subject to each of your eligible option agreements. In addition, if you received several grants on the same grant date, you must renounce your right to the benefit of all or none of these grants. Also, if you decide to renounce your right to the benefit of any one or more of your options, then you must renounce your right to the benefit of all of your options that were granted to you during the six-month period prior to the Commencement Date, i.e., since April 10, 2002. For example, if you received an option grant in June 2001 and a grant in May 2002 and you want to renounce your right to the benefit of your June 2001 option grant, you would also be required to renounce your right to the benefit of your May 2002 option grant regardless of the exercise price of such option.

     For purposes of the offer, we will be deemed to have accepted renunciations, if and when we give written notice to the option holders of our acceptance of such renunciation, which notice may be made by press release, interoffice memorandum or email. Subject to our rights to extend, terminate and amend the offer prior to its Expiration Date, we currently expect to accept each renunciation of the right to the benefit of all options properly submitted to us and not validly withdrawn on November 13, 2002, i.e., one business day after the Expiration Date. Promptly after we accept each renunciation properly submitted to us and cancel the applicable options, we will send each option holder who has renounced their right to the benefit of options a Promise to Grant New Options indicating the number of shares that will be subject to the new options and the expected grant date of the new options.

     For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or federal holiday in the United States and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     For purposes of the offer, an “affiliate” of the company means an entity in which the company owns directly or indirectly 10% or more of the voting rights or the share capital.

Conditions of the offer

     Notwithstanding any other provision of the offer, we will not be required to accept the renunciation of the right to the benefit of any eligible options, and we may terminate or amend the offer, or postpone our acceptance of such renunciation or cancellation of any options, in each case, subject to Rule 13e-4(f)(5) under the U.S. Securities Exchange Act, if at any time on or after October 11, 2002, and prior to the Expiration Date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance of the renunciation of the right to the benefit of the eligible options and cancellation of such options:

•	there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the offer, the acquisition of some or all of the options pursuant to the offer, or the issuance of new options, or otherwise relates in any manner to the offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations or prospects or materially impair (such as by increasing the accounting or other costs of the offer to us) the contemplated benefits of the offer to us, where the contemplated benefits include the opportunity for us to align employee and stockholder interests and offer eligible employees a valuable incentive to stay with Business Objects and to achieve high levels of performance;

•	there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be eligible to the offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

                    (1) make the acceptance of the renunciation of the right to the benefit of, or issuance of new options for, some or all of the eligible options illegal or otherwise restrict or prohibit consummation of the offer or that otherwise relates in any manner to the offer;

                    (2) delay or restrict our ability, or render us unable, to accept the renunciation of the right to the benefit of, or issue new options for, some or all of the eligible options;

                    (3) materially impair (such as by increasing the accounting or other costs of the offer to us) the contemplated benefits of the offer to us where the contemplated benefits include the opportunity for us to align employee and stockholder interests and offer eligible employees a valuable incentive to stay with Business Objects and to achieve high levels of performance; or

                    (4) materially and adversely affect our business, condition, income, operations or prospects or materially impair the contemplated benefits (as described above) of the offer to us;

•	there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record compensation expense against our earnings in connection with the offer for financial reporting purposes;

•	a tender or exchange offer for some or all of our shares, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed; or

•	any change or changes shall have occurred in our business, condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be materially adverse to us or may materially and adversely impair the contemplated benefits (as described above) of the offer to us.

     The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon all persons.

Effect of a change of control prior to the granting of new options

     If we are acquired or involved in a similar transaction before the new options are granted, we would require the surviving corporation to assume our obligation to grant the new options. The Promise to Grant New Options that we will give you is a binding commitment, and we will require any successor to our company to be legally bound by that commitment. The new options would still be granted on the new grant date, but they would be options to purchase the shares of the surviving corporation. The exercise price would be based on the market price of the surviving company’s stock on the date of grant (for Italy-based employees, the exercise price might be slightly higher). You should be aware that these types of transactions could have substantial effects on our share price, including, potentially, substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, eligible employees who decide to participate in the offer might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the shares in the transaction, which may include a premium on the value of our shares, and therefore yielding limited or no financial benefit to a recipient of the new options for that particular transaction.

Terms of new options

     Number of new options.

     The number of shares subject to the new options to be granted to each eligible employee will be a fraction of the number of unexercised shares subject to the options that the eligible employee renounces his or her right to the benefit of and that we have accepted for cancellation, determined based on the exercise price of the cancelled option. As a result, if we receive and accept the renunciation of the right to the benefit of all outstanding eligible options from eligible employees, subject to the terms and conditions of this offer, we will grant new options to purchase or subscribe to a total of approximately 1,964,686 shares. The shares issuable upon exercise of these new options would equal approximately 3.1% of the total number of our shares outstanding as of October 8, 2002 and approximately 21.9% of the total options outstanding under the 1999 option plan and the 2001 option plan as of such date.

     Basic Terms of New Options.

     The new options will be granted under the 1999 option plan if the old options were granted under either such option plan or the Business Objects 1999 U.K. Approved Option Plan (a subplan to the 1999 option plan), and under the 2001 option plan if the old options were granted under such plan. The terms and conditions of the new options will be substantially the same as the terms and conditions of the options that are renounced, except for the following:

•	the grant date of the new option will be a date that is on or about the first business day which is at least six months and one day after the date we cancel the options that have been renounced,

•	the exercise price of the new option will be as described below (see “Exercise Price”),

•	the term of the new option will be as described below (see “Term”),

•	the vesting schedule of the new option will be as described below (see “Vesting and Exercise”),

•	new options granted to employees of Business Objects (U.K.) Ltd will be “unapproved” under the meaning of U.K. tax regulations and are conditioned on entering into a joint election whereby you agree to accept the transfer of the whole of the National Insurance Liability related to the new options.

     A new option agreement, and the joint election if applicable, will be entered into between you and us for each new option granted. Because we will not grant new options until at least six months and one day after the date we accept the renunciation of the right to the benefit of the eligible options and cancel them, the new options may have a higher exercise price than some or all of the eligible options. The following description summarizes the material terms of our 1999 and 2001 option plans and the options granted under them.

     General.

     The maximum number of shares available for issuance through the exercise of options granted under our 1999 option plan is 7,125,000. The maximum number of shares available for issuance through the exercise of options granted under our 2001 option plan is 3,450,000. Both plans permit the granting of options intended to qualify as incentive stock options under the U.S. Internal Revenue Code and options that do not qualify as incentive stock options, or non-qualified stock options.

     Administration.

     Our option plans are administered by the board of directors. Subject to the other provisions of the plan, the board has the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares subject to the option and the exercisability of the options.

     Term.

     Options have a term of ten years, other than options granted to employees of the United Kingdom which have a term of seven years less one day.

     Termination.

     Your options granted under the option plans will terminate following the termination of your employment with Business Objects or one of our affiliates, unless the options are exercised, to the extent that they were exercisable immediately before such termination, within ninety (90) days following such termination. In the event that the termination of your employment is by reason of permanent or total disability or death, you, or your executors, administrators, legatees or distributees of your estate, may exercise any option held by you at the date of your employment termination, to the extent that the option was exercisable immediately before such termination. This right to exercise options will extend to the earlier of the expiration of the option term or six months after the date of the termination of your employment by reason of permanent and total disability or death.

     The termination of your option under the circumstances specified in this section will result in the termination of your interests in our option plans. In addition, your option may terminate, together with our stock option plans and all other outstanding options issued to other employees, following the occurrence of certain corporate events.

     Exercise Price.

     The board of directors determines the exercise price at the time the option is granted. For employees other than Italy-based employees, the exercise price may be no less than the higher of:

•	100% of the closing price of our shares as reported on the Premier Marché of Euronext Paris S.A. on the last trading day before the date of grant, or

•	80% of the average of the closing prices of our shares on that market over the twenty trading days before the grant date.

     For eligible employees who are Italy-based employees, the exercise price per share of the new options will be at least the higher of:

•	100% of the average of the closing prices of our shares as reported on the Premier Marché of Euronext Paris S.A. over the thirty days before the grant date,

•	80% of the average of the closing prices of our shares on that market over the twenty trading days before the grant date, or

•	100% of the closing price on that market on the last trading day prior to the grant date.

     However, in either case, the exercise price may not be less than 110% of the closing price per share on the last trading day before the date of grant for options intended to qualify as ISOs, granted to an employee who, at the time the ISO is granted, owns stock representing more than 10% of the voting rights of all classes of stock of our company or an affiliate company. The exercise price may not be adjusted, except upon the occurrence of events defined in article L.225-181 of the French Commercial Code. Such events relate to changes in capitalization.

     Vesting and Exercise.

     Each stock option agreement specifies the term of the option and the date when the option becomes exercisable. The terms of vesting are determined by the board of directors. Options granted by us generally vest at a rate of 25% of the shares subject to the option after twelve months, and then 1/48th of the shares subject to the option vest each month thereafter, provided the employee remains continuously employed by us or one of our affiliates.

     The new option shall retain the vesting schedule of the old option, except that each monthly vesting event for all unvested options under the new option shall occur on the monthly anniversary date following the grant date of the new option. In addition, if you currently have vested in a portion of your option grant and you elect to cancel such grant, you will receive, under the new option vesting schedule, credit for such previous vesting plus the approximate six-month and one day period between the Cancellation Date and the date the new options are granted. Because the total number of shares subject to your new option will be for a lesser number of shares than the old option that was cancelled, the number of shares fully vested as of the grant date of the new option and the number of shares that become exercisable each month thereafter will be a proportionately lesser amount than the number of shares that were fully vested and the number of shares that vested each month under your old option.

     Payment of Exercise Price.

     You may exercise your options, in whole or in part, by delivery of a written notice to us together with a share subscription or purchase form and which is accompanied by payment in full of the eligible exercise price. The permissible methods of payment of the option exercise price are determined by the board of directors and generally are the following:

•	wire transfer,

•	check,

•	delivery of a properly executed notice together with such other documentation as the board of directors and the broker, if applicable, shall require to effect exercise of the option and delivery to us of the sale or loan proceeds required to pay the exercise price, or

•	a combination of the foregoing methods.

     Change in Control.

     In the event of a “change in control” following the grant of your new options, your options will be assumed or replaced with new options of the successor corporation. The board of directors may instead provide that your option will automatically become fully vested and exercisable for a period of fifteen days from the date that the board of directors provides you notice of the accelerated vesting and the option will terminate at the end of the fifteen days. A “change in control” means any of the following events:

•	acquisition by any person (other than by us or an employee benefit plan sponsored by us) of beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities,

•	our shareholders approve a merger with any other corporation other than a merger which would result in our voting securities outstanding immediately before the merger continuing to consist of more than 50% of the total voting power of our voting securities or the surviving entity immediately after the merger, or

•	our shareholders approve a liquidation of the Company or the sale or disposition of all or substantially all of our assets to an entity other than an affiliate of ours.

     Transferability of Options.

     New options, whether ISOs or non-qualified stock options, may not be transferred, other than by will or the laws of descent and distribution. In the event of your death, options may be exercised by a person who acquires the right to exercise the option by bequest or inheritance.

     Registration of Option Shares.

     7,125,000 shares reserved for issuance under our 1999 option plan and 3,450,000 shares reserved for issuance under the 2001 option plan have been registered under the U.S. Securities Act on registration statements on Form S-8 filed with the SEC. All the shares issuable upon exercise of all new options to be issued pursuant to the offer will be registered under the U.S. Securities Act. Unless you are one of our affiliates, you generally will be able to sell your option shares free of any transfer restrictions under applicable U.S. securities laws.

     Our statements in this offer to exchange concerning our 1999 and 2001 option plans and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of our 1999 and 2001 option plans and the forms of option agreement under such plans. Please contact us at Business Objects Americas, 3030 Orchard Parkway, San Jose, California 95134 (telephone:1) (408) 953-6000) or at 157-159 Anatole France, 92300 Levallois-Perret, (telephone: 011-33-141-25-21-21), to receive a copy of our 1999 and 2001 option plans and the forms of option agreement thereunder. We will promptly furnish you copies of these documents at our expense. In addition, you may obtain copies of these documents which are filed as exhibits to our Schedule TO on the SEC’s Internet site at http://www.sec.gov.

Status of options cancelled in the offer; accounting consequences of the offer

     Eligible options we acquire through the offer will be cancelled and the shares subject to those eligible options will be returned to the pool of shares available for grants of new options under the applicable option plan. The shares returned to the applicable pool will be available for future awards to employees and other eligible plan participants without further stockholder action (including pursuant to this offer), except as required by applicable law or the rules of the Nasdaq National Market, the Premier Marché of Euronext Paris S.A. or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

     We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer because:

•	we will not grant any new options until a business day that is at least six months and one day after the date of cancellation of the old options, and

•	the exercise price of all new options will be at least equal to the trading price of the shares at the time we grant the new options.

     If we were to grant the new options on any date that is earlier than six months and one day after the date we cancel the eligible options, we would be subject to onerous accounting charges. We would be required for U.S. GAAP financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of decreases and increases in the company’s share price as a compensation expense for the new options issued under this offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for six months and one day, we believe we will not have to treat the new options as variable awards.

LEGAL MATTERS; REGULATORY APPROVALS

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our cancellation of old options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept the renunciation of your right to the benefit of the eligible options and to issue new options is subject to the conditions described under the caption “The Offer — Conditions of the offer.”

     If we are prohibited by applicable laws or regulations from granting new options on or about the first business day which is at least six months and one day from the date that we cancel the eligible options renounced by you, at which time we currently expect to grant the new options, we will not grant any new options. Such a prohibition could result from changes in French laws, foreign laws, U.S. Securities and Exchange Commission regulations or staff positions or listing requirements of the U.S. National Association of Securities Dealers. We are unaware of any such prohibition at this time and we do not anticipate any such prohibitions and are referring to the possibility in an abundance of caution. However, if the grant is prohibited at the expected grant date, we will not grant any new options and you will not get any other consideration for the options you renounced.

TAXATION

Material U.S. Federal Income Tax Consequences

     The following is a general summary of the material U.S. federal income tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the U.S. Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

     Option holders who renounce the benefit of outstanding eligible options for new options should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the renunciation will be treated as a non-taxable exchange.

     Incentive Stock Options.

     Under current law, an option holder will not realize taxable income upon the grant of an ISO under our option plans. In addition, an option holder generally will not realize taxable income upon the exercise of an ISO. However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder’s death or disability, if an option is exercised more than three months after the option holder’s termination of employment, the option ceases to be treated as an ISO and is subject to taxation under the rules that apply to non-qualified stock options.

     If an option holder sells the option shares acquired upon exercise of an ISO, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

•	more than two years after the date the ISO was granted, and

•	more than one year after the date the ISO was exercised.

     If the disposition of the option shares is qualifying, any excess of the sale price of the option shares, over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

     If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the lesser of (i) excess of the fair market value of the option shares on the date the option was exercised, over the exercise price, or (ii) the excess of the fair market value at the time of disposition over the exercise price will be taxable income to the option holder at the time of the disposition. Any additional gain or loss will be long- or short-term capital gain or loss, depending upon whether or not the shares were sold more than one year after the option was exercised.

     Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an ISO. If an option holder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

     If you renounce your right to the benefit of ISOs and if such renunciation is accepted by us, the new options will be granted as ISOs to the maximum extent they qualify. One requirement for options to qualify as ISOs is that the value of shares subject to options that first become exercisable in any calendar year cannot exceed $100,000 (based on the fair market value at the time of grant). The excess value is deemed to be a non-qualified stock option.

     If you are a U.S. tax resident or otherwise subject to U.S. tax regulations, you should note that there is a risk that any ISOs you hold may be affected, even if you do not participate in the offer. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the offer. We also believe that the offer will not change the U.S. federal income tax treatment of subsequent grants and exercises of your ISOs (and sales of shares acquired upon exercise of such options) if you do not participate in the offer.

     However, the IRS may characterize the offer as a “modification” of those ISOs, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which an option exchange was characterized as a “modification” of the ISOs that could be exchanged. This does not necessarily mean that our offer to accept the renunciation of the right to the benefit of eligible options will be viewed in the same way. Private letter rulings issued by the IRS contain the IRS’s opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling or assume the opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know whether the IRS will assert the position that our offer constitutes a “modification” of ISOs that can be renounced. If the IRS successfully asserted this position, the options’ holding period to qualify for favorable tax treatment could be extended. Accordingly, to the extent you dispose of your ISO shares prior to the lapse of the new extended holding period, your ISO could be taxed similarly to a non-qualified stock option.

     Non-Qualified Stock Options.

     Under current law, an option holder will not realize taxable income upon the grant of an option which is not qualified as an ISO. However, when an option holder exercises the option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder, subject to withholding if the option holder is or was an employee. Any additional gain or loss will be capital gain or loss and will be long-term or short-term, depending whether or not the shares are sold more than one year after the exercise of the option.

     We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

     We recommend that you consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the offer.

Material Tax Consequences for Non-U.S.-Based Employees

     Employees who are tax resident in Australia.

     The following is a general summary of the tax consequences of the cancellation of the existing options and grant of new options under the offer for Australian tax residents or employees otherwise subject to the tax laws of Australia. This discussion is based on Australian tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

     If you previously elected to have your existing options taxed at grant, acceptance of this offer may create a capital gains tax loss equal to the amount of tax you previously paid at grant. However, if no election has been made, there will be no immediate tax consequences in accepting this offer.

     The following general rules apply to both your existing and new options.

     You will not be subject to tax when the new option is granted, unless you make an election to be taxed at grant. If you make an election to be taxed at grant, you will be taxed on an amount calculated using a statutory formula (e.g., for a 10 year option, the taxable amount would be 18.4% of the number of shares underlying the option multiplied by the exercise price). Normal tax rates will apply for Australian residents, including a Medicare Levy of between 1.5% and 2.5%. When you sell the shares underlying the option, the difference between the sale price and the sum of the fair market value at acquisition (i.e. exercise price) and the amount taxed at grant will be subject to capital gains tax. If you dispose of the shares at least twelve months after acquisition, then only 50% of the capital gain (calculated as above) is subject to taxation.

     If you do not make an election to be taxed at grant, you will be taxed at cessation time (e.g. on exercise, termination, etc.). The taxable amount per share will be either:

•	where underlying shares are sold within 30 days after cessation time, the sale price reduced by the exercise price, or

•	where underlying shares are not sold within 30 days after cessation, the fair market value at cessation less the exercise price.

     The amount taxed at cessation will be subject to normal tax rates applicable to Australian tax residents, including the above-mentioned Medicare Levy. If you sell the shares within 30 days of the exercise, there is no capital gains tax on sale. If you sell the shares more than 30 days after exercise, the sale of the stock is taxed as a capital gain on the difference between the sale price and the sum of the fair market value of the stock at cessation time and the amount taxed at cessation. If you sell the shares at least 12 months after cessation, then only 50% of the capital gain (calculated as above) is subject to taxation.

     We recommend that you consult your own tax advisor with respect to the tax consequences of participating in the offer.

     Employees who are tax resident in Belgium.

     The following is a general summary of the material tax consequences of the cancellation of the existing options and the grant of new options under this offer for Belgian tax residents or employees otherwise subject to the tax laws of Belgium. This discussion is based on Belgian tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

     We do not believe that you will be subject to tax as a result of the exchange of the existing options for the right to receive new options. If you choose to participate in the offer, you will be subject to tax when the new options are granted to you. The taxable amount will be a percentage of the fair market value of the shares covered by the new options on the “offer” date (10% for qualifying options and 20% for non-qualifying options), plus the amount (if any) by which the fair market value of the underlying shares exceeds the exercise price on the offer date. For options to be qualifying options, they cannot, among other things, be exercised before the end of the third full calendar year following the date of the “offer.”

     The date of your “offer” will be the date on which you receive written materials describing the terms and conditions of your new options. You will have 60 days after the date of the “offer” to reject your new options. If you do not reject your new options within 60 days of the “offer,” they will be deemed accepted and you will be taxed accordingly. You will be provided with a form where you will be able to elect that you will not exercise your new options for a period of three full calendar years after the date of grant in order to benefit from the 10% rate referenced above.

     In general, you will not be subject to tax when you exercise the new options and you will likewise not be subject to tax on any capital gain realized upon the disposition of the shares.

     Although the original options (if offered to you after January 1999) were subject to tax at the “offer” date, accepting this offer and receiving a new grant will give rise to double taxation (i.e., the tax which you paid upon the grant of your existing options cannot be credited against any taxes that will be payable upon the grant of the new options should you elect to participate in the offer).

     We recommend that you consult with your tax advisor with respect to the tax consequences of participating in the offer.

     Employees who are tax resident in Canada.

     The following is a general summary of the material tax consequences of the cancellation of the existing options and grant of new options under this offer for Canadian tax residents or employees otherwise subject to the tax laws of Canada. This discussion is based on Canadian tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

     The tax treatment as a result of the exchange of existing options for the right to receive new options is uncertain. It is possible that the Canada Customs and Revenue Agency (“CCRA”) will treat the exchange as (1) a tax-neutral exchange of options, (2) a taxable exchange of employee stock options, or (3) two separate transactions (i.e., a tender of existing options for cancellation, followed by a grant of new and unrelated options whereby the tender is viewed as a disposition for no consideration). For the purposes of this summary, it is assumed that the cancellation of existing options and the grant of new options will qualify as two separate transactions under Canadian tax law.

     We believe that you will not be subject to tax when the new options are granted to you. Subject to the potential deferral provisions discussed in the paragraph below, you will be subject to income tax when you exercise the new options on the difference between the fair market value of the shares on the date of exercise and the exercise price. Only one-half of this “gain” is subject to tax; that is, you can permanently exclude one-half of this “gain” from the taxable amount. You will be subject to tax on the remaining one-half of the gain at your applicable marginal tax rate.

     You may be able to defer taxation of the taxable portion of the gain arising upon exercise (i.e., the remaining one-half of the difference between the fair market value of the shares on the date of exercise and the exercise price) until the earliest of: (1) the time that you sell the shares purchased upon exercise, (2) die or (3) become a non-resident of Canada. In order to be eligible for this deferral, you must file an election with your employer by 15 January of the year following the year in which shares are purchased upon exercise. There is no specific form for the election; however, it must indicate that you are electing to defer tax, the number of securities in respect of which you are making the election and that you are a resident of Canada. You must also file a Form T1212 with the CCRA with your income tax return for each year in which you have a deferred amount.

     You can defer the tax on the spread at exercise only on the first C$100,000 worth of options that vest in any one year. For the purpose of calculating this limit, the value of an option equals the fair market value of the shares subject to the option at the time the option was granted.

     If CCRA successfully assesses the transaction as a continuation of the existing options (i.e., a tax-neutral or taxable exchange of employee options), the deferral will not be available.

     You will be subject to tax when you sell the shares acquired upon exercise of the new options. The taxable amount will be one-half of the difference between the sale price and the adjusted cost basis of the shares (generally, the fair market value on the date of exercise), less any brokerage fees. In addition, any amount on which taxation was deferred at exercise (subject to the C$100,000 limit), if applicable, will become taxable at the time the shares are sold (or, if earlier, at the time you die or become a non-resident of Canada). Income tax will be assessed on the taxable income at your marginal income tax rate.

     If you own other shares of Business Objects that you have acquired upon exercise of other options or otherwise, your adjusted cost base may be different than described above. In order to preserve the cost basis of shares sold in a cashless exercise, you will have to specifically identify any such shares in your annual tax return. Shares acquired upon the exercise of options for which a taxation deferral election has been filed will also retain their own, unique cost base. You are strongly advised to consult your tax advisor in any of these situations.

     One-half of any loss arising on the sale of the shares (including any brokerage fees) may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent year.

     We recommend that you consult your own tax advisor with respect to the tax consequences of participating in the offer.

     Employees who are tax resident in Germany.

     The following is a general summary of the material tax consequences of the cancellation of the existing options and grant of new options under the offer for German tax residents or employees otherwise subject to the tax laws of Germany. This discussion is based on German tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

     We do not believe that you will be subject to tax as a result of the exchange of existing options for the right to receive new options. You will not be subject to tax when the new options are granted to you. When you exercise the new options, you will be subject to income tax and social insurance contributions (to the extent you have not exceeded the wage base for social insurance contributions) on the difference or spread between the fair market value of the shares on the date of exercise and the exercise price. The spread will be included as ordinary income and taxed at your marginal tax rate.

     Pursuant to Section 19a of the German Income Act, you may be able to deduct €154 per calendar year from the spread because this income results from the purchase of stock in your employer’s parent company. We recommend that you confirm the availability of this deduction with your tax advisor.

     Any gain from the sale of the shares acquired upon exercise of the new options is not taxable if you have owned the shares for at least 12 months, do not own 1% or more of Business Objects’ stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as business assets. If these conditions are not met, one-half of the gain is taxable as capital gain; the gain is taxed at ordinary rates (short-term capital gain) if the entire gain per year is €512 or more. The gain will be determined as the difference between the sale price and the fair market value at the date of exercise.

     We recommend that you consult your own tax advisor with respect to the tax consequences of participating in the offer.

     Employees who are tax resident in Italy.

     The following is a general summary of the tax consequences of the cancellation of the existing options and grant of new options under the offer for Italian tax residents or employees otherwise subject to the tax laws of Italy. This discussion is based on Italian tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

     In general, if the option price is not discounted, taxation occurs only at the time the shares are sold if there is a capital gain. For Italian tax purposes, options are issued at a discount where the option price is less than the average fair market value of the shares over the 30- day period prior to the grant. If the option price is discounted, the difference between the option price paid and the average fair market value of the shares over the 30 day period prior to the exercise date will be subject to taxation (as ordinary employment income) when the option is exercised

     Options granted in January 2000, June 2000, July 2000 and April 2001 and all subsequent grants. Options granted in January 2000, June 2000, July 2000, and April 2001 were not issued at a discount. If you keep these options, you will not be taxed at exercise. When you sell the shares, you will be taxed on the difference between the sales proceeds and the option price at the capital gains tax rate of 12.5%.

     If you elect to renounce your right to the benefit of these options, the new option price will also not be at a discount. When you sell these shares you will be taxed on the difference between the sales proceeds and the option price at the capital gains tax rate of 12.5%.

     Options granted in October 2000 and January 2001. Options granted in October 2000 and/or January 2001 were issued at a discount. If you elect to keep these options, you will be taxed when you exercise them based on the difference between the fair market value at exercise and the option price. Upon sale, the difference between the sales proceeds and the fair market value of the shares when the shares were exercised is subject to a capital gains tax rate of 12.5%.

     If you elect to renounce your right to the benefit of these options, the new option price will not be at a discount. When you sell these shares, you will be taxed on the difference between the sales proceeds and the option price at the capital gains tax rate of 12.5%.

     We recommend that you consult your own tax advisor with respect to the tax consequences of participating in the offer.

     Employees who are tax resident in Japan.

     The following is a general summary of the tax consequences of the cancellation of the existing options and grant of new options under the offer for Japanese tax residents or employees otherwise subject to the tax laws of Japan. This discussion is based on Japanese tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

     Generally, you will recognize taxable income on the date stock options are exercised. The amount to be recognized is the difference between the fair market value of the stock upon exercise less the option price. This amount will be taxed in the same manner and at the same rate as your compensation income.

     Upon sale, the gain is equivalent to the difference in the sales price and the market price at exercise. Capital gains from the sale of securities are taxed at 25% (20% national and 5% local tax). Special rules may exist if you sell your shares through an authorized stockbroker or bank in Japan and submit an election return form. Consult your tax advisor if you feel you qualify for these special rules.

     We believe this cancellation of the existing options followed by the grant of new options should not be considered a taxable event. However, there are no published authoritative interpretations on this matter by the Japanese tax authorities.

     We recommend that you consult your own tax advisor with respect to the tax consequences of participating in the offer.

     Employees who are tax resident in Luxembourg.

     The following is a general summary of the material tax consequences of the cancellation of the existing options and grant of new options under the offer for Luxembourg tax residents or employees otherwise subject to the tax laws of Luxembourg. This discussion is based on Luxembourg tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a citizen or resident of another country for local law purposes, the information contained in this summary will not be applicable to you.

     We do not believe that you will be subject to tax as a result of the exchange of existing options for the right to receive new options. However, the tax result may be different if you had previously obtained a tax ruling with respect to your existing options. Generally, you will not be subject to tax when the new options are granted to you. When you exercise the new options, the difference (or “spread”) between the fair market value of the underlying shares on the date of exercise and the exercise price will be considered a benefit-in-kind and will be subject to tax at your marginal rate.

     The disposition of shares acquired upon exercise will not give rise to tax consequences if the three following conditions are met:

(1)	you have held the shares for more than six (6) months,

(2)	you have not, during the last five (5) years preceding the date of the disposition, held directly or indirectly, either alone or together with your spouse and your minor children, more than 10% of the share capital of Business Objects (until tax year 2007 and for shares acquired before January 1, 2002, the foregoing percentage should be read to be 25%), and

(3)	the shares are not held as a business asset.

     If the first and/or third conditions above are not satisfied, the gain resulting from the disposition of the shares will be taxable as ordinary income at your marginal rate. If only the second condition is not satisfied, the gain resulting from the disposition will be taxable as extraordinary income at a preferential rate.

     We recommend that you consult your own tax advisor with respect to the tax consequences of participating in the offer.

     Employees who are tax resident in The Netherlands.

     The following is a general summary of the tax consequences of the cancellation of existing options and grant of new options under the offer for Dutch tax residents or employees otherwise subject to the tax laws of the Netherlands. This discussion is based on Dutch tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

     By accepting the offer you explicitly waive the relevant options and the Dutch tax authorities will be informed of your election. If you, in the past, have paid tax upon the granting and acceptance of the cancelled options, such tax can not be set off against the wage tax or income tax which has to be paid in connection with the new options granted pursuant to this offer.

     For wage tax purposes there are two regimes available to you to determine the valuation and the timing of taxation of stock option grants — direct taxation and deferred taxation. You, through the grant agreement related to the new option, must choose either direct taxation or deferred taxation.

     Direct Taxation. In most cases, direct taxation occurs at the date the new option is granted. A legal valuation formula must be taken into account where approximately 30% to 40% of the market value of the shares underlying the option will be considered salary. Business Objects Nederland B.V. will notify you of the tax reporting and withholding requirements.

     If, however, the option is exercised within three years after the grant date, the difference between the fair market value of the shares at the time of exercise and the exercise price will be taxed, after reduction by the amounts previously taxed at grant. If you elect direct taxation, the three-year holding period will re-start on the grant date of the new option. After the three-year period, profits on the option are tax exempt and any losses are non-deductible

     Deferred Taxation. If you opt for deferred taxation, you will be taxed upon exercise on the basis of the difference between the fair market value of the shares at the time of exercise and the exercise price. Business Objects Nederland B.V will notify you of the tax reporting and withholding requirements at the moment you exercise your option rights.

     Election tax regime. Business Objects Nederland B.V. will provide you with an addendum which you must execute, stating your choice for either direct taxation or deferred taxation of the new options granted under this offer. Together with this addendum, you will receive an explanatory memorandum on the two tax regimes and the procedure for accepting the new option rights.

     The election to participate in this offer and for a given tax regime is your responsibility.

     We recommend that you consult your own tax advisor with respect to the tax consequences of participating in the offer.

     Employees who are tax resident in Singapore.

     The following is a general summary of the material tax consequences of the cancellation of existing options and grant of new options under the offer for Singapore tax residents or employees otherwise subject to the tax laws of Singapore. This discussion is based on Singapore tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

     We do not believe that you will be subject to tax as a result of the exchange of existing options for the right to receive new options because the options to be cancelled are underwater and you will therefore have realized no economic gain. However, there is a risk that the Inland Revenue Authority of Singapore (the “IRAS”) may view the exchange as a taxable “release,” in which case you will be subject to tax on the market value of the existing options at the time of the “release” (i.e., the market value of the underlying shares when the existing options are cancelled). In practice, the IRAS is likely to disregard the “release” of the options and simply tax the new options when you exercise them.

     You may also be subject to tax when the new options are granted to you on the value of such options if the new options are considered to be obtained by reason of the “release” of an existing right. However, assuming you are not taxed at the time of the grant of the new options, you will likely be subject to tax on the difference between the fair market value of the shares on the date of exercise and the exercise price when you exercise the new options (unless you are eligible for an exemption or deferral as discussed below). This difference will be taxed in the same manner and at the same rates as your compensation income. Please consult your tax advisor to determine if an exemption or deferral applies to you.

     If Business Objects’ 2001 stock option plan qualifies for the Company Employee Equity-based Remuneration Scheme (“Company EEBR”) and/or the Qualified Employee Equity-based Remuneration Scheme (the “Qualified EEBR”), you may be entitled to favorable tax treatment upon the exercise of your options. Specifically, if the 2001 stock option plan qualifies for the Company EEBR Scheme, you will be exempt from tax on the first S$2,000 of your option spread and, thereafter, you will only be subject to tax on 75% of the remaining option spread. However, this exemption is limited to S$1 million of such gains accruing over a 10-year period commencing in the year you first enjoy the benefits of the tax exemptions under the Company EEBR Scheme. In addition, if the 2001 stock option plan qualifies under the Qualified EEBR Scheme and if you meet certain criteria, you may apply to the IRAS for a deferral on the payment of tax due at exercise subject to an interest charge. If the 2001 stock option plan also qualifies under the Company EEBR Scheme, you may apply for a deferral of the tax due on the non-exempt portion of the option spread.

     Singapore does not impose a capital gains tax. Unless you are engaged in the business of buying and selling securities, the capital gain on the sale of the underlying shares will be tax-free.

     If you are a foreign employee (not a Singapore national or a permanent resident of Singapore) working in Singapore, you should be aware that, due to a recent change in the tax laws, you will be deemed to exercise all of your outstanding options issued on or after January 1, 2003 (both vested and unvested) at the time you terminate your employment. The taxable amount will be the difference between the market price of the underlying shares one month before the termination of your employment and the exercise price. If the amount of the tax payable at the time you actually exercise your options is less than the tax paid at the time of termination of your employment, you may make a request to the IRAS for a refund of the difference. It is possible that this new law will apply to the new options that may be granted to you under the terms of this offer.

     We recommend that you consult your own tax advisor with respect to the tax consequences of participating in the offer.

     Employees who are tax resident in Spain.

     The following is a general summary of the tax consequences of the cancellation of existing options and grant of new options under the offer for Spanish tax residents or employees otherwise subject to the tax laws of Spain. This discussion is based on Spanish tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

     Generally, you will recognize taxable income at the date of exercise. If the period from grant to exercise is two years or less, it is taxed as ordinary income. If the options are held longer than two years from grant to exercise, the income is classified as “irregular income” subject to a 30% reduction of the payment-in-kind.

     You will recognize a taxable gain upon the sale of these shares. The taxable amount is the difference between the fair market value at the date of exercise and the sales price. If the shares are held for less than one year, the tax rate is the same as employment income. If the stock is held for a period exceeding one year, the capital gains tax rate is 18%.

     We recommend that you consult your own tax advisor with respect to the tax consequences of participating in the offer.

     Employees who are tax resident in the United Kingdom.

     The following is a general summary of the tax and NIC consequences of the cancellation of existing options and grant of new options under the offer for UK tax residents or employees otherwise subject to the tax laws of the United Kingdom. This discussion is based on UK tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

     The tax implication for the new options may be significantly different from the original options. As such, we recommend you seek the advice of your personal tax advisor regarding the potential tax implications of this offer.

     Unapproved Share Scheme and Joint Election NIC Passthrough. In April 1999, the U.K. Government made changes to the tax treatment on certain share options and introduced a NIC charge on the exercise of certain stock options. As a result of this, new options received as a result of the offer may be subject to both employee’s and employer’s NIC upon the exercise of the new options. The amount of the employee’s and employer’s NIC withholdings will be calculated by multiplying the applicable NIC rate by the difference between the fair market value of Business Objects’ shares at the time of exercise and the exercise price of your new options.

     Recent changes to this legislation have made it possible for the company and the employee to agree to transfer the employer’s NIC charge to the employee. As a condition of this offer, if you are subject to U.K. tax on the date the new options are granted, the new option agreement between you and us will provide that you will accept the liability for and to pay the employer’s NIC when you exercise the new options. Accordingly, if you are subject to U.K. tax and you elect to participate in this offer, you must enter into a new option agreement and joint election with Business Objects that will transfer the employer’s NIC to you. The joint election will apply to any Secondary Class 1 National Insurance Contribution liability arising in connection with the exercise, assignment, release, or cancellation of the new option.

     You should note that you do not currently have to pay any employee’s NIC if your total earnings in the tax year in which the options were exercised are above the upper NIC threshold (currently £30,420 for the 2002/2003 tax year). However, from 6 April 2003, any earnings up to the upper threshold (which is expected to rise to £30,940) will be subject to an 11% charge and above the limit, to a separate 1% charge.

     By accepting the new option, to the extent allowable by applicable law, you will be consenting to and agreeing to satisfy any liability that arises with respect to Secondary Class 1 National Insurance Contribution payments in connection with exercise, assignment, release, or cancellation of the option. In addition, if you accept the new option, a term of the joint election will be that you will be authorizing Business Objects to withhold any such Secondary Class 1 National Insurance Contribution from the payroll at any time or the sale of a sufficient number of shares upon exercise, assignment, release, or cancellation of the option.

     In the alternative, you agree to make payment on demand for such contributions by cash or with other cleared funds to Business Objects that will remit such contributions to the Inland Revenue. If additional consents and/or any elections are required to accomplish the foregoing, you agree to provide them promptly upon request.

     If you do not deliver an executed copy of the Election to Transfer the National Insurance Liability (or a faxed copy of it) at the same time that you accept this offer, this offer shall become null and void without any liability to Business Objects or any of its subsidiaries.

     Tax impact of unapproved share options

     You will not be subject to tax when the new unapproved option is granted. You will be subject to income tax when you exercise the option on the difference between the fair market value of the shares on the date of exercise and the exercise price. You will also be liable to pay the employee’s NICs (at a rate of 10%) on the proceeds at exercise if your earnings do not already exceed the maximum limit for NIC purposes — £585 per week for the U.K. tax year 6 April 2002 to 5 April 2003. For exercises on or after 6 April 2003, earnings up to the upper earnings limit (which is expected to rise to £30,940) will be subject to an 11% charge and above the limit, to a separate 1% charge.

     As noted above, you will also be responsible for paying the employer’s portion of the NICs on the proceeds at exercise based on the taxable amount. The rate payable will be, for a pre-6 April 2003 exercise, 11.8% and 12.8% for a post 6 April 2003 exercise. You will receive income tax relief against the employer’s NIC that you pay on exercise.

     When you sell your shares, you may be subject to capital gains tax. The tax is due on any increase in the value of the stock between the date on which you exercised your options and the sale proceeds realized when you sell the shares. Any capital gains tax you may owe is subject to an annual personal exemption (currently £7,700 for the U.K. tax year 6 April 2002 to 5 April 2003) and to taper relief calculated with reference to the period of time during which you held the shares.

     If you are “Resident but not Ordinarily Resident” (R/NOR), you may be subject to different tax consequences and should seek advice of your personal tax advisor.

     We recommend that you consult your own tax advisor with respect to the tax consequences of participating in the offer.

INFORMATION CONCERNING BUSINESS OBJECTS

Overview of Business Objects’ Business

     Business Objects develops, markets, and supports business intelligence software for client/server environments, intranets, extranets, and the internet. Business intelligence lets organizations access, analyze, and share information internally with employees and externally with customers, suppliers, and partners. Business intelligence helps organizations improve operational efficiency, build customer relationships, and develop differentiated product offerings.

     The three main markets for business intelligence are enterprise, extranet, and analytic applications. For the enterprise, Business Objects products provide employees with information to make better business decisions. Deployments can range from workgroups of 10 users to enterprise deployments exceeding 50,000 users. For the extranet, our products allow organizations to build stronger relationships by linking customers, partners, and suppliers via the internet. And for analytic applications, our products offer packaged best practice analytics, alerts driven by business rules, and workflow for specific business users, such as sales managers or supply chain managers.

     Our products enable non-technical end users to access and interact with proprietary information available to enterprises from a wide range of sources, including database systems, such as those developed by Oracle Corporation, IBM Corporation, Sybase, Informix, and Microsoft Corporation, and business applications, such as those developed by SAP AG, Siebel Systems, Inc., PeopleSoft, Inc., Oracle Corporation and i2 Technologies Inc., and data warehouses. Users can view and interact with key performance indicators in a dashboard, create new queries or reports, access catalogs of reports, and do simple or complex analysis of the data. Instead of struggling with complex and technical database terminology, users interact with data using business representations of information, or “business objects,” with which they are familiar. The reports they create or access can be shared with other users through sophisticated distribution and security systems. Our software also enables our customers to share their information with their own customers, suppliers and other business partners through the internet and extranets.

     From our inception in 1990 through June 30, 2002, we have sold to more than 16,000 customers around the world.

     We were organized in 1990 as a société anonyme, or limited liability company, under the laws of the Republic of France. Our principal executive offices in France are located at 157-159 Anatole France, 92300 Levallois-Perret, and our telephone number in France is 011-33-141-25-21-21. Our principal executive offices in the United States are located at 3030 Orchard Parkway, San Jose, California 95134, and our telephone number in the United States is 1-408-953-6000.

Financial Information

     The following tables set forth selected financial and operating data of Business Objects. The selected historical statements of income data for the years ended December 31, 2000 and 2001 have been derived from the financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2001. The selected historical statements of income data for the six months ended June 30, 2001 and June 30, 2002 and the selected historical balance sheet data as of June 30, 2001 and June 30, 2002, which are included in our quarterly report on Form 10-Q for the quarter ended June 30, 2002, are unaudited, but include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The information presented below should be read together with our financial statements and related notes. We have presented the following data in thousands except per share and per American depositary share amounts.

BUSINESS OBJECTS S.A.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands of US dollars, except per ADS and per share data)

	Year Ended December 31,		Six Months Ended June 30,

	2001	2000	2002	2001

			(unaudited)
Revenues:
License fees	$249,594	$220,845	$124,090	$121,613
Services	166,200	128,089	94,644	78,170

Total revenues	415,794	348,934	218,734	199,783
Cost of revenues:
License fees	2,155	2,569	1,062	1,066
Services	63,497	53,101	34,687	31,156

Total cost of revenues	65,652	55,670	35,749	32,222

Gross margin	350,142	293,264	182,985	167,561
Operating expenses:
Sales and marketing	203,655	167,519	106,841	96,477
Research and development	55,246	40,725	32,433	26,567
General and administrative	24,256	21,741	13,345	12,826
Restructuring	—	—	3,756	—
Intangible asset amortization	—	—	560	—
Goodwill	4,492	4,254	—	2,247

Total operating expenses	287,649	234,239	156,935	138,117

Income from operations	62,493	59,025	26,050	29,444
Interest and other income, net	10,460	11,647	10,883	5,793

Income before provision for income taxes	72,953	70,672	36,933	35,237
Provision for income taxes	(28,075)	(28,269)	(14,034)	(13,742)

Net income	$44,878	$42,403	$22,899	$21,495

Net income per ADS and share — basic	$0.74	$0.71	$0.37	$0.35

ADS and shares used in computing net income per ADS & per share — basic	60,879	59,741	61,707	60,984

Net income per ADS and share — diluted	$0.70	$0.65	$0.35	$0.33

ADS and shares and common share equivalents used in computing net income per ADS & per share — diluted	64,361	65,292	64,686	64,802

BUSINESS OBJECTS S.A.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of US dollars)

	Year Ended December 31,		Six Months
			Ended June 30,
	2001	2000	2002

			(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$240,421	$199,581	$324,845
Restricted cash	8,103	9,020	8,103
Accounts receivable, net	87,523	88,737	79,997
Other current assets	22,732	20,892	23,998

Total current assets	358,779	318,230	436,943
Goodwill and other intangible assets, net	20,621	21,582	19,604
Property and equipment, net	36,046	21,641	37,548
Restricted cash- long term	1,149	3,333	315
Deposits and other assets	4,874	4,228	5,400

Total assets	$421,469	$369,014	$499,810

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,972	$22,503	$18,450
Accrued payroll and related expenses	37,417	30,680	34,431
Deferred revenue	59,741	49,490	73,798
Other current liabilities	48,499	51,118	55,697

Total current liabilities	165,629	153,791	182,376
Notes payable and other liabilities- long term	3,174	4,288	2,913
Total shareholders’ equity	252,666	210,935	314,521

Total liabilities and shareholders’ equity	$421,469	$369,014	$499,810

     Our book value per ADS and per share was $4.99 as of June 30, 2002. The financial information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 on pages 38to 51 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2002 on pages 3 to 12 is incorporated herein by reference and may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth under “Additional Information.”

Interests of directors and officers; transactions and arrangements concerning the options

     A list of our directors and executive officers is attached to this offer to exchange as Schedule A. As of October 10, 2002, our executive officers and non-employee directors (9 persons) as a group owned 1,795,998 options outstanding under our 1999 option plan and 2001 option plan 291,000 of which were eligible options that may be renounced in the offer, representing approximately 6.2% of the total options eligible to participate in the offer. Attached as Schedule B is a table indicating the number and percentage of eligible options to purchase shares that were beneficially owned by each of our directors, executive officers and our 5% shareholders as of October 10, 2002. None of our directors (including executive officers who are also directors) are eligible to participate in the offer. None of our 5% shareholders hold any option to purchase our shares and therefore will not participate in the offer. To our knowledge, each of our executive officers (who is not also a member of our board of directors) intends to participate in the offer. Attached as Schedule C is a list of officers who are not eligible to participate in the offer.

     In the sixty (60) days prior to and including October 11, 2002, the following executive officers and directors of Business Objects had the following transactions in Business Objects securities: Mr. Clifton Weatherford and Mr. David Kellogg purchased on September 30, 2002 712 ordinary shares and 458 ordinary shares respectively under the Business Objects S.A. 1995 International Employee Stock Purchase Plan, with a purchase price of 8.71 euros per share.

     Except as otherwise described above, there have been no transactions in options to purchase our shares or in our shares which were effected during the 60 days prior to and including October 11, 2002 by us or, to our knowledge, by any executive officer, director or affiliate of our company.

Price range of ordinary shares and American depositary shares underlying the options

     The ordinary shares underlying your options are currently traded in the United States in the form of American depositary shares evidenced by American depositary receipts. Each American depositary share represents one ordinary share. Our American depositary shares are traded on the Nasdaq National Market under the symbol “BOBJ.” Our ordinary shares are also traded in France on the Premier Marché of Euronext Paris S.A. under the Euroclear Paris symbol “12074.”

     The following table shows, for the periods indicated, the high and low closing prices per share of our American depositary shares as reported by the Nasdaq National Market and our ordinary shares as reported on the Premier Marché of Euronext Paris S.A., each as adjusted for stock dividends and stock splits.

	Nasdaq		Premier Marché

	High	Low	High	Low

Fiscal Year 2002
October 1 through October 10, 2002	$11.81	$9.28	€ 11.35	€ 9.36
Quarter ended September 30, 2002	$27.15	$10.62	€ 29.30	€ 9.90
Quarter ended June 30, 2002	$44.25	$22.88	€ 49.50	€22.50
Quarter ended March 31, 2002	$44.15	$34.50	€ 51.00	€37.01
Fiscal Year 2001
Quarter ended December 31, 2001	$36.89	$19.11	€ 41.01	€20.95
Quarter ended September 30, 2001	$29.19	$18.35	€ 33.20	€19.00
Quarter ended June 30, 2001	$41.75	$22.07	€ 43.50	€24.71
Quarter ended March 31, 2001	$54.75	$28.56	€ 58.86	€31.15
Fiscal Year 2000
Quarter ended December 31, 2000	$75.83	$37.21	€ 87.33	€41.87
Quarter ended September 30, 2000	$76.33	$52.92	€ 85.00	€56.67
Quarter ended June 30, 2000	$68.00	$45.33	€ 74.47	€50.67
Quarter ended March 31, 2000	$98.67	$37.58	€103.30	€40.00

     As of October 10, 2002, the last reported sale price during regular trading hours of (i) our American depositary shares, as reported by the Nasdaq National Market, was $11.81 per American depositary share and

(ii)  our ordinary shares, as reported on the Premier Marché of Euronext Paris S.A., was €11.35 per ordinary share.

     We recommend that you evaluate current market quotes for our ordinary shares and American depositary shares, among other factors, before deciding whether or not to renounce your right to the benefit of your options.

Fees and Expenses

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting election forms pursuant to this offer.

ADDITIONAL INFORMATION

     This offer to document part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offer document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to renounce your right to the benefit of your options:

1.	our annual report on Form 10-K for our fiscal year ended December 31, 2001, filed with the SEC on March 29, 2002;

2.	the description of our ordinary shares contained in our Registration Statement on Form 8-A (file number 0-24720);

3.	our definitive proxy statement on Schedule 14A filed with the SEC on April 22, 2002;

4.	our preliminary proxy statement on Schedule 14A filed with the SEC on April 8, 2002;

5.	our definitive proxy statement on Schedule 14A filed with the SEC on May 3, 2001; and

6.	our quarterly report on Form 10-Q for the quarter ended June 30, 2002, filed with the SEC on August 14, 2002;

7.	our quarterly report on Form 10-Q for the quarter ended March 31, 2002, filed with the SEC on May 14, 2002; and

8.	our current report filed on Form 8-K on September 6, 2002.

     These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the either of the following SEC public reference rooms:

450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	500 West Madison Street Suite 1400 Chicago, Illinois 60661

     You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

     Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

     Our ordinary shares are currently traded in the United States in the form of American depositary shares evidenced by American depositary receipts. Each American depositary share represents one ordinary share. Our American depositary shares are quoted on the Nasdaq National Market under the symbol “BOBJ” and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations
1735 K Street, N.W.
Washington, D.C. 20006

     Each person to whom a copy of this offer document is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by writing to us at 157-159 Anatole France, 92300, Levallois-Perret, France, or at 3030 Orchard Parkway, San Jose, California 95134, U.S.A., or telephoning us at 011-33-141-25-21-21 in France or at 1-408-953-6000 in the United States.

     As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer document, you should rely on the statements made in the most recent document.

     The information contained in this offer document about us should be read together with the information contained in the documents to which we have referred you.

MISCELLANEOUS

     This offer document and our SEC reports referred to above include “forward-looking statements.” When used in this document, the words “anticipate,” “believe,” “estimate,” “expect,” “intend” and “plan” as they relate to Business Objects or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we filed with the SEC, including our annual report on Form 10-K filed on March 29, 2002, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited to:

•	our products are targeted primarily to a limited number of markets and if sales of our products in this market decline, our operating results will be seriously harmed;

•	our quarterly operating results are subject to fluctuations, which may affect our stock price;

•	our stock price is susceptible to our operating results and to stock market fluctuations;

•	we may have difficulties providing and managing the increased technical stability, performance and support requirements of an evolving market, which could cause a decline in our revenue and an increase in our expenses;

•	our software may have defects and errors, which may lead to a loss of revenue or product liability claims;

•	the protection of our intellectual property is crucial to our business, and if third parties use our intellectual property without our consent, it could damage our business;

•	our dependence on strategic relationships and business alliances for continued growth of our business;

•	the loss of our rights to use software licensed to us by third parties could harm our business;

•	our ability to manage our growth;

•	our multinational operations are subject to risks inherent in international operations, including currency exchange rate fluctuations;

•	our markets are highly competitive and competition could harm our ability to sell products and services and reduce our market share; and

•	our ability to keep pace with rapid technological change and new product introductions in our industry.

     We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will the renunciation of the right to the benefit of any options be accepted from or on behalf of, the option holders residing in such jurisdiction.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD RENOUNCE YOUR RIGHT TO THE BENEFIT OF YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT AND THE ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS AND
EXECUTIVE OFFICERS OF BUSINESS OBJECTS S.A.

     The directors and executive officers of Business Objects S.A. and their positions and offices as of October 10, 2002, are set forth in the following table:

Name	Position and Offices Held	Citizenship

Bernard Liautaud	Chairman of the Board and Chief Executive Officer	France
John Olsen	Director — President and Chief Operating Officer	USA
Bernard Charlès	Director	France
Albert Eisenstat	Director	USA
Arnold Silverman	Director	USA
Bernard Bourigeaud	Director	France
Clifton Weatherford	Executive Vice-President and Chief Financial Officer	USA
Hervé Couturier	Senior Group Vice-President, Product Group	France
David Kellogg	Senior Group Vice-President, Marketing	USA

     The address of each director and executive officer is: c/o Business Objects Americas, 3030 Orchard Parkway, San Jose, California 95134.

     To our knowledge, none of the foregoing directors and officers was convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors). To our knowledge, none of the foregoing directors and officers was a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

A-1

SCHEDULE B

BENEFICIAL ELIGIBLE OPTION OWNERSHIP

     The following table sets forth certain information regarding beneficial ownership of eligible options as of October 10, 2002 by (i) each person who is known to us to own beneficially more than 5% of the outstanding shares of common stock, (ii) each of our directors, and (iii) each of our executive officers. Note each executive officer who is also a member of our board of directors is not eligible to participate in the offer and therefore does not directly hold any eligible options.

	Number of Eligible Options	Percent of Eligible Options
Name	Beneficially Owned (1)	Outstanding

Fidelity Investment	—	—
Bernard Liautaud	—	—
John Olsen	—	—
Bernard Charlès	—	—
Albert Eisenstat	—	—
Arnold Silverman	—	—
Bernard Bourigeaud	—	—
Clifton Weatherford	180,350	3.8%
Hervé Couturier (2)	150,000	3.2%
David Kellogg	110,750	2.4%

(1)	The number of options beneficially owned is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose.

(2)	Although the offer is not made to France-based officers and employees, such officers and employees, including Mr. Couturier, will be entitled to renounce the right to the benefit of certain options on terms set forth in a separate offering document delivered to them.

B-1

SCHEDULE C

EXECUTIVE OFFICERS NOT ELIGIBLE TO PARTICIPATE IN THE OFFER

     The executive officers of Business Objects S.A. and their positions and offices as of October 10, 2002, who are not eligible to participate in this Offer to Grant are set forth in the table below:

Name	Position and Offices Held

Bernard Liautaud	Chairman of the Board and Chief Executive Officer
John Olsen	Director — President and Chief Operating Officer

C-1